Term Sheet dated February 27, 2007

THE NATIONAL COLLEGIATE FUNDING LLC
Depositor and Sponsor

THE NATIONAL COLLEGIATE STUDENT LOAN TRUST 2007-1
Issuing Entity

$1,125,300,000

           The National Collegiate Funding LLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents The National Collegiate Funding LLC has filed with the SEC for more complete information about The National Collegiate Funding LLC and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, The National Collegiate Funding LLC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611.

           This term sheet is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this term sheet relates. This term sheet is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

           The information in this term sheet is preliminary, and may be superseded by an additional term sheet provided to you prior to the time you enter into a contract of sale. This preliminary term sheet is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

           A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

           Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this term sheet is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

[THE FIRST MARBLEHEAD CORPORATION LOGO]

TERM SHEET

$1,125,300,000
The National Collegiate Student Loan Trust 2007-1
Issuing Entity

The National Collegiate Funding LLC
Depositor and Sponsor

Student Loan Asset Backed Notes

The notes offered hereby represent obligations of the issuing entity only and do not represent an interest in or obligations of the sponsor, the depositor, The First Marblehead Corporation, The Education Resources Institute, Inc., the originators, the servicers or any of their affiliates.

The notes are not guaranteed or insured by the United States or any governmental agency.

Distributions on the notes will be made on the 25th calendar day of each month or if the 25th is not a business day, the next business day. The first distribution date for the notes is May 25, 2007.

Securities Offered

•	Classes of notes listed in the table below

Assets

•	Private student loans guaranteed by The Education Resources Institute, Inc.

Credit Enhancement

•	Excess interest on the student loans

•	Subordination of the class B notes, class C notes and class D notes to the class A notes and subordination of the class C notes and class D notes to the class B notes and subordination of the class D notes to the class C notes to the extent more fully described in this term sheet

•	Reserve account

•	The Education Resources Institute, Inc. guaranty on the student loans together with certain guaranty fees pledged to secure payments of claims on defaulted student loans

                    Initial Class     Interest Rate           Final Maturity                  Discounts and   Proceeds to
                       Balance         (per annum)                 Date            Price      Commissions(1)   the Trust
                    -------------     --------------          ---------------      -----      --------------  -----------

Class A-1 Notes     $356,000,000   One-month LIBOR plus __%   June 25, 2025       100.000%      0.200%          99.800%

Class A-2 Notes     $226,700,000   One-month LIBOR plus __%   November 27, 2028   100.000%      0.250%          99.750%

Class A-3 Notes     $204,700,000   One-month LIBOR plus __%   July 25, 2030       100.000%      0.300%          99.700%

Class A-4 Notes     $195,500,000   One-month LIBOR plus __%   October 25, 2033    100.000%      0.310%          99.690%

Class A-IO Notes             (2)           7.27%              April 25, 2012      31.9710%(3)   0.1662%         31.8048%

Class B Notes        $42,400,000   One-month LIBOR plus __%   November 25, 2033   100.000%      0.360%          99.640%

Class C Notes        $49,400,000   One-month LIBOR plus __%   December 27, 2033   100.000%      0.410%          99.590%

Class D Notes        $50,600,000   One-month LIBOR plus __%   January 25, 2034    100.000%      0.650%          99.350%

   Total          $1,125,300,000                                                                               $1,184,295,404(4)

_____________________

(1) (2) (3) (4)	Subject to indemnification and expense reimbursement arrangements with the underwriters.
Initial notional amount equal to $195,500,000.
The price, discount and commission and proceeds to the trust for the class A-IO notes are estimates and will likely change based on final pricing.
Before deducting expenses estimated to be $2,000,000 and the structuring advisory fee paid to The First Marblehead Corporation.

          The offered notes are offered by the underwriters named below, subject to prior sale, when, as and if accepted by the underwriters, subject to approval of certain legal matters by counsel for the underwriters. The underwriters reserve the right to withdraw, cancel or modify the offer and to reject orders in whole or in part. It is expected that delivery of the offered notes will be made in book-entry-only form on or about March 8, 2007.

           Application will be made to the Irish Stock Exchange for the offered notes to be admitted to the Official List and to trading on its regulated market. There can be no assurance that this listing will be obtained. The issuance and settlement of the offered notes is not conditioned on the listing of the offered notes on the Irish Stock Exchange.

           Neither the Securities and Exchange Commission nor any other federal regulatory authority or state securities commission has approved or recommended the securities described in this term sheet or determined if this term sheet is truthful or complete. No securities commission or regulatory authority has reviewed the accuracy or adequacy of this term sheet. Any representation to the contrary is a criminal offense.

           This term sheet is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

           This term sheet constitutes a "free writing prospectus" within the meaning of Rule 405 under the Securities Act of 1933, as amended.

Deutsche Bank Securities           Banc of America Securities LLC          Citigroup
Joint Book-Runner                        Joint Book-Runner             Joint Book-Runner

February 27, 2007

THE INFORMATION IN THIS TERM SHEET

          The information contained herein refers to and supplements certain of the information contained in the Free Writing Prospectus, dated February 15, 2007 (the "free writing prospectus"). Capitalized terms not defined herein shall have the meanings ascribed to such terms in the free writing prospectus.

USE OF PROCEEDS AND ASSETS

          The trust estimates that the net proceeds from the sale of the notes will be applied substantially as follows:

Collection Account(1)(2)              $ 926,506,902
Reserve Account                       $ 248,000,000
Deposit to TERI Pledge Fund           $   7,788,502
Cost of Issuance                      $   2,000,000
Underwriting Fee(2)                   $   3,507,901
                                      -------------
Total Uses                           $1,187,803,305(2)
(1)	$824,529,402 used to purchase student loans and $101,977,500 paid to The First Marblehead Corporation as a structuring advisory fee(2).

(2)	After pricing of the class A-IO notes, these dollar amounts may change.

         The assets of the trust and those assets expected to be pledged to the trust at the closing date are estimated to be:

Trust Student Loans                  $  780,422,872
Reserve Account                      $  248,000,000
Collection Account                           -
TERI Pledge Fund                     $   47,236,453
                                     --------------
Total Assets                         $1,075,659,325

         On the closing date, the sum of the outstanding principal balance of the trust student loans, the amount deposited into the TERI pledge fund, the reserve account and the collection account on the closing date will be no less than approximately 95.6% of the outstanding principal amount of the offered notes.

DESCRIPTION OF THE NOTES

The Notes

          Interest. Interest will accrue on the notional amount of the class A-IO notes at a rate of 7.27% per annum. On each distribution date, up to and including the distribution date in March 2012, the notional amount of the class A-IO notes will equal the original principal balance of the class A-4 notes, i.e., $195,500,000. Thereafter, the notional amount of the class A-IO notes will equal $0.

          However, if on any distribution date up to and including the distribution date in March 2012 (after giving effect to the distributions of principal to be made on that distribution date), the outstanding principal balance of the class A-4 notes would be less than the original principal balance of the class A-4 notes, the notional amount of the class A-IO notes will equal such outstanding principal balance. If on any such distribution date the amount of interest payable to the class A-IO notes is not based on their initial notional amount, the class A-IO notes also will be entitled to receive a prepayment penalty in an amount equal to the difference between the amount of interest accrued at the class A-IO note interest rate on their initial notional amount and the amount of interest distributed to holders of the class A-IO notes as described in the free writing prospectus under clause (3) of "Description of the Notes—Distributions and Payments—Distributions from Collection Account." Prepayment penalties, together with interest thereon at the class A-IO note interest rate, will be paid as described in the free writing prospectus under clause (15) of "Description of the Notes—Distributions and Payments—Distributions from Collection Account."

         The "Stepdown Date" will be the May 2013 distribution date.

Accounts

          Reserve Account. The reserve account will be created with an initial deposit by the trust on the closing date of cash or eligible investments in an amount equal to approximately $248,000,000. The required reserve amount will not step-down below the minimum reserve amount of $5,900,000.

         If the amount on deposit in the reserve account on any distribution date beginning with the distribution date in May 2007 (after giving effect to all deposits or withdrawals therefrom on that distribution date) exceeds the respective amount listed below for that distribution date:

    Distribution  Date          Amount             Distribution  Date               Amount
    -----------------------------------------------------------------------------------------
    May 2007                  $232,600,000         May 2009                       $66,500,000
    June 2007                 $226,200,000         June 2009                      $61,800,000
    July 2007                 $219,700,000         July 2009                      $55,300,000
    August 2007               $212,600,000         August 2009                    $50,000,000
    September 2007            $205,100,000         September 2009                 $45,400,000
    October 2007              $197,500,000         October 2009                   $40,800,000
    November 2007             $189,000,000         November 2009                  $36,000,000
    December 2007             $181,100,000         December 2009                  $32,200,000
    January 2008              $174,100,000         January 2010                   $27,400,000
    February 2008             $167,300,000         February 2010                  $25,100,000
    March 2008                $160,900,000         March 2010                     $23,900,000
    April 2008                $154,000,000         April 2010                     $21,900,000
    May 2008                  $146,900,000         May 2010                       $19,200,000
    June 2008                 $139,000,000         June 2010                      $16,500,000
    July 2008                 $131,200,000         July 2010                      $14,600,000
    August 2008               $123,900,000         August 2010                    $12,900,000
    September 2008            $116,500,000         September 2010                 $10,700,000
    October 2008              $109,500,000         October 2010                   $ 9,200,000
    November 2008             $102,400,000         November 2010 and thereafter   $ 5,900,000
    December 2008             $95,500,000
    January 2009              $87,600,000
    February 2009             $82,300,000
    March 2009                $77,300,000
    April 2009                $70,600,000

then any excess funds in the reserve account will be deposited into the collection account for distribution as available funds on the distribution date to the persons and in the order of priority specified under "Distributions" (including to the holders of the owner trust certificates after payment of all other amounts) in the free writing prospectus.

THE STUDENT LOAN GUARANTOR

The Education Resources Institute, Inc.

          TERI was incorporated in 1985 for the purpose of guaranteeing student loans and is a private, non-profit corporation organized under Chapter 180 of the Massachusetts General Laws. It is a student loan guarantor, not a regulated insurance company. TERI's offices are located at 31 St. James Avenue, Boston, Massachusetts 02116, and its telephone number is (617) 426-0681. As of December 31, 2006, TERI employed approximately 82 people.

           TERI Loan Guaranty Programs. All of the loan programs for which TERI provides guaranties are private, and TERI is not entitled to any federal reinsurance or assistance from the United States Department of Education. Each loan that TERI guarantees under its programs is funded by a participating financial institution. TERI charges a guaranty fee for each loan it guarantees. In addition to the loan programs, the principal loan programs for which TERI provides guaranties are:

           TERI Alternative Program. The TERI Alternative Program (including variants thereof marketed by various lenders under proprietary names) is a private education loan program established by TERI for students enrolled in nationally or regionally accredited 2 to 4-year undergraduate degree-granting institutions in the United States and Canada. To be eligible for a loan under the TERI Alternative Program, a student must be deemed creditworthy or provide a creditworthy co-borrower. The applicant applying as creditworthy must be a U.S. citizen or a certified permanent resident alien of the United States.

           PEP Program. The PEP Program (including variants thereof marketed by various lenders under proprietary names) is an education loan program established by TERI in 1988 for graduate and professional school students enrolled at least half-time in accredited 2 to 4-year degree-granting institutions in the United States and Canada. Under the PEP Program, students with little or no credit history can borrow on their own signature provided their credit profiles do not violate TERI's credit standards. Creditworthy students or students with creditworthy co-borrowers can borrow on more favorable terms.

          With respect to student loans made by lending institutions under the TERI loan guaranty programs, TERI guarantees 100% of the principal (including capitalized interest) plus accrued interest for loans for which one of the following events has occurred:

•	Failure by a borrower to make monthly principal and/or interest payments on a loan when due, provided the failure continues for 150 to 180 consecutive days;(1)

•	The filing by or against a borrower of a Chapter 13 petition in a bankruptcy or, in a Chapter 7 proceeding, the filing of an adversary proceeding pursuant to 11 U.S.C. § 523(a)(8);(2)or

•	The death of a borrower.(1)

_________________

(1)     Depending on the terms of the applicable guaranty agreement, this event may not entitle the lender to make a claim for payment unless the same condition or another condition applies to all co-signers of a note, if the note has multiple borrowers.

(2)     Depending on the terms of the applicable guaranty agreement, a bankruptcy filing by one of several borrowers under Chapter 7 of the Bankruptcy Code may not entitle the lender to make a claim for payment unless and until the same condition or another condition applies to all co-signers of a promissory note, if the note has multiple borrowers, unless the borrower seeks a discharge of the loan pursuant to section 523(a)(8) of the Bankruptcy Code.

           TERI's obligation to honor its guaranty for any student loan is subject to certain conditions, including that TERI has timely received the guaranty fees for the loan; that the underwriting, origination, disbursement, servicing, and collection of the loan have been performed in accordance with program requirements and applicable law; that a claim for guaranty of the loan has been filed timely and in accordance with program requirements and the procedures set forth in the TERI guaranty agreements; and that the promissory note has been validly transferred and endorsed to TERI. The terms of TERI's guaranty vary depending upon the particular guaranty agreement. TERI agrees to use all reasonable efforts to make payment within 60 days of receipt of a properly filed claim, and in any event within 90 days of receipt.

           Included as a part of this term sheet as Annex I, are certain audited financial and unaudited statements, including consolidated statements of activities and changes in net assets and consolidated statements of financial position, of TERI as of and for the years ended June 30, 2004, June 30, 2005 and June 30, 2006, which have been audited, and as of and for the six months ended December 31, 2006, which are unaudited.

           Financial Information Summary. Set forth below is a summary of certain TERI financial information for the last three fiscal years and the six months ended December 31, 2006(1):

                                                                           Six Months
                                                                           ----------
                                                                             Ended
                                                                             -----
                                        Fiscal Years Ended June 30,        December 31,
                                        ---------------------------        ------------

                             2004          2005              2006             2006
                             ----          ----              ----             ----

                         (U.S. Dollars  (U.S. Dollars    (U.S. Dollars     (U.S. Dollars
                         in millions)    in millions)    in millions)      in millions)
                         -------------  -------------    -------------     -------------

Increase in Net Assets        $32.9          $64.1          $64.0            $95.0
Total Net Assets              $82.6         $146.7          $210.8          $305.7
Total Assets                 $292.1         $447.8          $663.3          $818.7
Loan Loss Reserves           $172.2         $254.1          $352.5          $437.1

_____________________

(1)	Source: TERI's audited financial statements for the fiscal years ended June 30, 2004, 2005 and 2006 and unaudited financial statements for the six months ended December 31, 2006.

           Loan Loss Reserve. TERI's loan loss reserve represents an amount TERI believes would be adequate to cover the cost of probable losses arising from its guaranty commitments. TERI's management determines the adequacy of the reserve based primarily on historical loan default experience compiled in its database of borrower default data dating back to TERI's inception in 1985. In addition, TERI commissions an actuarial study performed twice annually by a national consulting firm independent of TERI's auditors, which analyzes the actuarial default risk of TERI's guaranteed loan portfolio. Activity in the loan loss reserve account for the fiscal years ended June 30, 2004, June 30, 2005 and June 30, 2006, and the six months ended December 31, 2006(1) was as follows:

                                                                               Six Months
                                                                               ----------
                                                                                 Ended
                                                                                 -----
                                        Fiscal Years Ended June 30,           December 31,
                                        ---------------------------           ------------

                                2004          2005              2006              2006
                              ---------------------------------------------------------------

                              (U.S. Dollars  (U.S. Dollars    (U.S. Dollars     (U.S. Dollars
                              in millions)    in millions)    in millions)      in millions)
                              -------------  -------------    -------------     -------------

Beginning Balance             $102.9          $172.2           $254.1            $352.5
Default Claims Paid           $(44.3)         $(51.9)          $(84.7)           $(71.3)
Default Claims Recoveries,     $33.2           $38.4            $51.2             $37.8
Net of Adjustments
Loan Loss Provision            $80.4           $95.4           $131.9            $118.1
                               --------------------------------------------------------------
Ending Balance                 $172.2         $254.1           $352.5            $437.1
                               --------------------------------------------------------------

_____________________

(1)	Source: TERI's audited financial statements for the fiscal years ended June 30, 2004, 2005 and 2006 and unaudited financial statements for the six months ended December 31, 2006.

          Reserve Ratio. TERI computes its reserve ratio by dividing the "total amounts available for guaranty commitments" by the "total loans outstanding." TERI defines "total amounts available for guaranty commitments" as the sum of the amounts set forth below under the caption "—Summary of Amounts Available for Guaranty Commitments." It defines "total loans outstanding" as the aggregate principal amount outstanding of all loans under guaranty. TERI's reserve ratio as of June 30 of each of the fiscal years 2004, 2005 and 2006, and as of and for the six months ended December 31, 2006, was as follows:

                                          Reserve Ratio
                                          --------------
          June 30, 2004                       5.7%
          June 30, 2005                       5.9%
          June 30, 2006                       6.2%
          December 31, 2006                   6.7%

           Summary of Amounts Available for Guaranty Commitments. As a guarantor of student loans, TERI is not entitled to any federal reinsurance or assistance from the United States Department of Education. Although TERI maintains a loan loss reserve intended to cover the cost of probable losses arising from its guaranty commitments, there can be no assurance that the amount of such reserves will be sufficient to cover the obligations of TERI over the term of the trust student loans. As of June 30, 2004, 2005 and 2006, and December 31, 2006, TERI had available the following amounts to cover its loan guaranty commitments(1):

                                                                     As of December 31,
                                             As of June 30,           (U.S. Dollars in
                                        (U.S. Dollars in millions)      millions)
                                     ------------------------------  ------------------
                                        2004      2005     2006            2006
---------------------------------------------------------------------------------------
Deferred Guaranty Fees                  $15.9     $25.3     $36.4          $44.6
Loan Loss Reserves                     $172.2    $254.1    $352.5         $437.1
Unrestricted Net Assets--Board
Designated                              $13.31    $13.3     $13.3          $13.3
Unrestricted Net Assets--
Undesignated                            $67.3    $131.5    $195.5         $290.4
---------------------------------------------------------------------------------------
Total Amounts Available For Guaranty
Commitments(2)                         $268.7    $424.2    $597.7         $785.4
---------------------------------------------------------------------------------------
(1)	Source: TERI's audited financial statements for the fiscal years ended June 30, 2004, 2005 and 2006 and unaudited financial statements for the six months ended December 31, 2006.

(2)	Total amounts available for guaranty commitments do not necessarily represent liquid or unencumbered assets held by TERI.

           The sum of the amounts set forth above is the aggregate of all the amounts made available by TERI to fulfill all of its outstanding guaranty commitments, not merely its guaranties with various lending institutions under the guaranty agreements described above.

           Reserve Agreements with Lending Institutions. As part of certain guaranty agreements with lending institutions, TERI has agreed to maintain amounts available calculated as a percentage of the unpaid principal amount of outstanding loans, which is either at least 2% in cash and marketable securities or their equivalents or at least 3% in total TERI funds available. As of December 31, 2006, the principal amount outstanding of loans guaranteed by TERI amounted to approximately $11.7 billion, and TERI was required under these agreements to have available approximately $234 million in cash and marketable securities or $351 million in total TERI funds available. Certain lenders have required cash collateralization as security for TERI's obligations and, accordingly, at December 31, 2006, approximately $440.8 million of the reserves were required to be so pledged. Amounts so pledged (other than those on deposit in the TERI pledge fund) would not be available to pay TERI's general obligations under the TERI guaranty agreements until TERI's secured obligations to such lenders are satisfied. The TERI pledge fund constitutes a similar cash collateral account supporting TERI's obligations to the trust that would not be available to pay TERI's general obligations until TERI's obligations to the trust are satisfied.

           Guaranty Volume. TERI is one of the largest guarantors of non-federally reinsured student loans in the country. The following chart shows the non-federally reinsured student loans guaranteed by TERI for the fiscal years ended June 30, 2004, 2005 and 2006 and for the six months ended December 31, 2006.

              Fiscal Year               Private Loans Guaranteed
            -------------------       -------------------------------
                                        (U.S. Dollars in millions)
                2004                         $1,704.1
                2005                         $2,556.8
                2006                         $3,249.8
             Six months ended
             December 31, 2006               $2,384.4

           Net Cohort Default Rate. All TERI-guaranteed loans made in a given fiscal year are referred to collectively as a "cohort." TERI's "net cohort default rate" refers to the total amount of guaranty payments made by TERI on defaulted loans of a given cohort, less any subsequent recoveries by TERI expressed as a percentage of the aggregate principal amount of loans guaranteed by TERI for the cohort year. The following table sets forth the total loans guaranteed, total defaults paid (net of recoveries) and the net cohort default rate as of December 31, 2006, for each of the last five cohort (fiscal) years.

                                            Total Net Defaults Paid for
 Cohort Year     Total Loans Guaranteed           Loans Guaranteed          Net Cohort Default Rate
 ------------    ----------------------     ----------------------------    -----------------------
                               (U.S. Dollars in millions)
    2002                 $623.5                        $23.0                      3.69%
    2003                 $965.4                        $31.1                      3.22%
    2004                $1,704.1                       $44.9                      2.64%
    2005                $2,556.8                       $25.8                      1.01%
    2006                $3,249.8                        $5.5                      0.17%

          The declining trend reflected above in the net cohort default rate experienced by TERI can largely be attributed to the fact that for each succeeding cohort year fewer loans guaranteed by TERI were in repayment as of December 31, 2006. As the percentage of loans entering repayment increases, the percentage of loans becoming delinquent and subsequently defaulting also tends to increase. There can be no assurance that the net cohort default rate of TERI for any future year will be similar to the historical experience set forth above.

           Recovery Rates. TERI determines its recovery rates by tracking the recovery history of loans that defaulted in a particular year, and dividing the cumulative amount recovered through its collection efforts on such loans by the total initial amount of claims paid on such loans. If a borrower makes 3 to 6 consecutive on time payments their loan is considered "cured" and may be repurchased by the trust or the lender from TERI. When a loan is repurchased the entire repurchased amount of the loan is considered a recovery. Any subsequent defaults or recoveries on this loan are tracked separately from the recovery rates shown below. The following table shows TERI's recovery rates as of December 31, 2006 for the loans that defaulted in each of the last five fiscal years.

    Period of Default        Undergraduate Credit-           Graduate Credit-
       Fiscal Year           Worthy Recovery Rate            Worthy Recovery Rate
    ------------------       ---------------------           --------------------

          2002                    68%                               57%
          2003                    52%                               41%
          2004                    40%                               28%
          2005                    27%                               17%
          2006                    17%                                6%

          The foregoing chart illustrates that loans which have defaulted in earlier periods tend to have higher recovery rates due to TERI's prolonged collection activities on defaulted loans. However, there can be no assurance that TERI's recovery rate for any future year will be similar to the historical experience set forth above.

THE TRUSTEES

           The Indenture Trustee

           U.S. Bank National Association will act as indenture trustee under the indenture. U.S. Bank National Association is a national banking association and a wholly-owned subsidiary of U.S. Bancorp, which is currently ranked as the sixth largest bank holding company in the United States with total assets exceeding $219 billion as of December 31, 2006. As of December 31, 2006, U.S. Bancorp served approximately 14.2 million customers, operated 2,472 branch offices in 24 states and had over 50,000 employees. A network of specialized U.S. Bancorp offices across the nation, inside and outside its 24-state footprint, provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses, governments and institutions.

          U.S. Bank National Association has one of the largest corporate trust businesses in the country with offices in 46 U.S. cities. The indenture will be administered from U.S. Bank National Association's corporate trust office located at One Federal Street, Boston, Massachusetts 02110. The telephone number of the indenture trustee is (617) 603-6413.

          U.S. Bank National Association has provided corporate trust services since 1924. As of December 31, 2006, U.S. Bank National Association was acting as trustee with respect to over 76,000 issuances of securities with an aggregate outstanding principal balance of over $2.1 trillion. This portfolio includes corporate and municipal bonds, mortgage-backed and asset-backed securities and collateralized debt obligations.

          The indenture trustee shall make each monthly statement available to the holders via the indenture trustee's internet website at http://www.usbank.com/abs. Holders with questions may direct them to the indenture trustee's bondholder services group at (800) 934-6802.

          As of December 31, 2006, U.S. Bank National Association (and its affiliate U.S. Bank Trust National Association) was acting as indenture trustee, registrar and paying agent on 98 issuances of student loan backed securities with an outstanding aggregate principal balance of approximately $22,755,402,044.

SECURITIES PREVIOUSLY ISSUED BY AFFILIATES OF THE SPONSOR

Static Pool Information

Static pool information material to this offering may be found at:

http://phx.corporate-ir.net/phoenix.zhtml?c=147457&p=irol-absstatic2007-1

           Information provided through the internet address above will not be deemed to be a part of this term sheet or the registration statement for the notes offered hereby if it relates to any prior securities pool or vintage formed before January 1, 2006, or with respect to the student loan pool (if applicable) any period before January 1, 2006.

PREPAYMENT AND YIELD CONSIDERATIONS

          The following information is given solely to illustrate the effect of prepayments of trust student loans on the weighted average life of the notes under the stated assumptions and is not a prediction of the payment rate that might actually be experienced.

General

          The rate of payments on the principal balances and aggregate amount of distributions on the notes and the yield to maturity of the notes will relate to the rate and timing of payments of principal on the trust student loans. The rate of principal payments on the trust student loans will in turn be affected by the amortization schedules of the trust student loans and by the rate of principal prepayments. All of the trust student loans are prepayable at any time without penalty.

Prepayments

           Prepayments, liquidations and purchases of the trust student loans, including optional purchase of the remaining trust student loans in connection with the termination of the trust, will result in early distributions of principal amounts on the notes.

           Because the rate of payment of principal of the trust student loans cannot be predicted and will depend on future events and a variety of factors, no assurance can be given to you as to this rate of payment or the rate of principal prepayments. The extent to which the yield to maturity of any security may vary from the anticipated yield will depend upon the following factors:

•	the degree to which a security is purchased at a discount or premium; and

•	the degree to which the timing of payments on a security is sensitive to prepayments, liquidations and purchases of the trust student loans.

Weighted Average Lives

          The weighted average life of a security refers to the average amount of time that will elapse from the date of issuance of the security to the date the principal amount of the security is reduced to zero.

           Greater than anticipated principal prepayments will increase the yield on notes having a principal amount purchased at a discount and will decrease the yield on those notes purchased at a premium. The effect on your yield due to principal prepayments occurring at a rate that is faster or slower than the rate you anticipated will not be entirely offset by a subsequent similar reduction or increase, respectively, in the rate of principal payments. The amount and timing of delinquencies and defaults on the trust student loans and the recoveries, if any, on defaulted trust student loans and any guaranty payments will also affect the weighted average life of the notes.

          Prepayments on pools of student loans can be calculated based on a variety of prepayment models. The model used to calculate prepayments in this term sheet is based on prepayments assumed to occur at a constant prepayment rate, referred to in this term sheet as "CPR." CPR is stated as an annualized rate and is calculated as the percentage of the loan amount outstanding at the beginning of a period (including accrued interest to be capitalized), after applying scheduled payments, that prepays during that period. The CPR model assumes that student loans will prepay in each month according to the following formula:

Monthly Prepayments = (Balance (including accrued interest to be capitalized) after scheduled payments) x (1-(1-CPR)^1/12)

           Accordingly, monthly prepayments, assuming a $1,000 balance after scheduled payments, would be as follows for various levels of CPR:

                   CPR                0%        4%         7%        10%        15%
---------------------------------   -----      -----      -----     -----      ------
Monthly Prepayment                  $0.00      $3.40      $6.03     $8.74      $13.45

          The CPR model does not purport to describe historical prepayment experience or to predict the prepayment rate of any actual student loan pool. The trust student loans will not prepay at any constant level of CPR, nor will all of the trust student loans prepay at the same rate. You must make an independent decision regarding the appropriate principal prepayment scenarios to use in making any investment decision.

          The tables below show the weighted average remaining lives, expected maturity dates and percentages of original principal remaining of the notes at certain monthly distribution dates under various CPR scenarios.

           Assumptions. For the sole purpose of calculating the information presented in the tables, it is assumed, among other things, that:

•	the cutoff date for the trust student loans is as of February 28, 2007;
•	the closing date is March 8, 2007;
•	all trust student loans remain in their current status until their status end date and then move to repayment, and no trust student loan moves from repayment to any other status;
•	no defaults occur on any of the trust student loans;
•	loans in deferment prepay at 1% CPR;
•	100% of borrowers in a repayment status will pay on time;
•	depending on their selection, borrowers in a deferment status will either capitalize the interest on their loan or pay interest only during deferment;
•	it is assumed that one-month LIBOR remains fixed at 5.32% for the life of the transaction;
•	distributions on the notes begin on May 25, 2007 and will be made on the 25th calendar day of each month regardless of whether such day is a business day;
•	the interest rate for each class of outstanding notes at all times will be equal to:

            Class A-1 notes:                     5.35%
            Class A-2 notes:                     5.45%
            Class A-3 notes:                     5.57%
            Class A-4 notes:                     5.62%
            Class A-IO notes:                    7.27%
            Class B notes:                       5.64%
            Class C notes:                       5.74%
            Class D notes:                       6.37%
•	interest on the notes (other than the class A-IO notes) accrues on an actual/360 day count basis and interest on the class A-IO notes accrues on a 30/360 basis;
•	an administration fee equal to 0.05% per annum calculated on an 30/360 day count basis of the outstanding principal amount of the trust student loans paid monthly, beginning May 25, 2007, by the trust to the administrator;
•	trustee, paying agent and other fees in the amount of $8,167 paid monthly, beginning May 25, 2007, to the respective parties;
•	servicing fees are based upon the aggregate principal balance of the trust student loans serviced at the end of each month, multiplied by the applicable servicing fee divided by twelve, equal to (i) 0.125% during deferment, (ii) 0.34% during repayment;
•	the reserve account has an initial balance equal to $248,000,000 and at all times a balance no less than $5,900,000;
•	the TERI pledge fund has an initial balance equal to $47,236,453; and
•	all payments are assumed to be made at the end of the month; amounts on deposit in the reserve account are invested in eligible investments at the assumed reinvestment rate of 5.27% per annum.

          The tables below have been prepared based on the assumptions described above and should be read in conjunction therewith. In addition, the diverse characteristics, remaining terms and ages of the trust student loans could produce slower or faster principal payments than implied by the information in these tables, even if the dispersions of weighted average characteristics, remaining terms and ages of the trust student loans are the same as the assumed characteristics, remaining terms and ages.

                  Weighted Average Lives and Expected Maturity Dates of the Notes at Various CPRs

------------------------------------------------------------------------------------------------------------------
                                                      Weighted Average Life (years)(1)
      Class                    0%                 4%                 7%                10%                15%
------------------------------------------------------------------------------------------------------------------
Class A-1 Notes               4.89               3.32               2.93               2.67              2.37
Class A-2 Notes              14.36               8.99               6.93               5.90              5.08
Class A-3 Notes              18.68              14.83              11.93               9.75              7.49
Class A-4 Notes              21.92              20.37              18.70              16.77             13.71
Class B Notes                16.72              14.52              13.25              12.18             10.76
Class C Notes                16.72              14.52              13.25              12.18             10.76
Class D Notes                16.72              14.52              13.25              12.18             10.76

        Class                                              Expected Maturity Date
------------------------------------------------------------------------------------------------------------------
Class A-1 Notes             May 2018          March 2013          June 2012       November 2011       April 2011
Class A-2 Notes           February 2024       March 2019          May 2016         August 2014       February 2013
Class A-3 Notes             May 2027         October 2024       February 2022      August 2019      September 2016
Class A-4 Notes           October 2031       February 2031        July 2030       September 2029     November 2027
Class B Notes             October 2031       February 2031        July 2030       September 2029     November 2027
Class C Notes             October 2031       February 2031        July 2030       September 2029     November 2027
Class D Notes             October 2031       February 2031        July 2030       September 2029     November 2027
(1)	The weighted average life of a note is determined by (x) multiplying the amount of each principal payment on such note by the number of years from the date of issuance of such note to the related payment date, (y) adding the results and (z) dividing the sum by the original principal amount of such note.

                     Percentage of Initial Class A-1 Notes Principal at Various CPR Percentages

        Distribution Date                0%           4%           7%           10%          15%
----------------------------------     ----          ----         ----         -----        ------
Closing                                100%          100%         100%         100%         100%
May 2007                                99%           99%          99%          99%          98%
May 2008                                88%           86%          85%          84%          82%
May 2009                                73%           69%          65%          61%          56%
May 2010                                61%           51%          43%          36%          25%
May 2011                                52%           35%          23%          12%           0%
May 2012                                42%           17%           1%           0%           0%
May 2013                                31%            0%           0%           0%           0%
May 2014                                26%            0%           0%           0%           0%
May 2015                                20%            0%           0%           0%           0%
May 2016                                14%            0%           0%           0%           0%
May 2017                                 7%            0%           0%           0%           0%
May 2018                                 0%            0%           0%           0%           0%

                     Percentage of Initial Class A-2 Notes Principal at Various CPR Percentages

         Distribution Date               0%            4%           7%           10%          15%
----------------------------------      ----          ----         ----         -----        ------
Closing                                 100%          100%         100%         100%         100%
May 2007                                100%          100%         100%         100%         100%
May 2008                                100%          100%         100%         100%         100%
May 2009                                100%          100%         100%         100%         100%
May 2010                                100%          100%         100%         100%         100%
May 2011                                100%          100%         100%         100%          92%
May 2012                                100%          100%         100%          77%          41%
May 2013                                100%           96%          61%          30%           0%
May 2014                                100%           79%          39%           5%           0%
May 2015                                100%           62%          19%           0%           0%
May 2016                                100%           45%           0%           0%           0%
May 2017                                100%           29%           0%           0%           0%
May 2018                                 99%           12%           0%           0%           0%
May 2019                                 86%            0%           0%           0%           0%
May 2020                                 71%            0%           0%           0%           0%
May 2021                                 54%            0%           0%           0%           0%
May 2022                                 36%            0%           0%           0%           0%
May 2023                                 15%            0%           0%           0%           0%
May 2024                                  0%            0%           0%           0%           0%

                     Percentage of Initial Class A-3 Notes Principal at Various CPR Percentages

         Distribution Date                0%           4%           7%           10%          15%
----------------------------------      ----          ----         ----         -----        ------
Closing                                  100%          100%         100%         100%         100%
May 2007                                 100%          100%         100%         100%         100%
May 2008                                 100%          100%         100%         100%         100%
May 2009                                 100%          100%         100%         100%         100%
May 2010                                 100%          100%         100%         100%         100%
May 2011                                 100%          100%         100%         100%         100%
May 2012                                 100%          100%         100%         100%         100%
May 2013                                 100%          100%         100%         100%          87%
May 2014                                 100%          100%         100%         100%          53%
May 2015                                 100%          100%         100%          80%          27%
May 2016                                 100%          100%          99%          58%           6%
May 2017                                 100%          100%          79%          38%           0%
May 2018                                 100%          100%          61%          20%           0%
May 2019                                 100%           96%          43%           4%           0%
May 2020                                 100%           78%          26%           0%           0%
May 2021                                 100%           60%          11%           0%           0%
May 2022                                 100%           42%           0%           0%           0%
May 2023                                 100%           25%           0%           0%           0%
May 2024                                  92%            7%           0%           0%           0%
May 2025                                  64%            0%           0%           0%           0%
May 2026                                  33%            0%           0%           0%           0%
May 2027                                   0%            0%           0%           0%           0%

                     Percentage of Initial Class A-4 Notes Principal at Various CPR Percentages

         Distribution Date                0%           4%           7%         10%          15%
----------------------------------      ----          ----         ----       -----        ------
Closing                                  100%         100%         100%        100%         100%
May 2007                                 100%         100%         100%        100%         100%
May 2008                                 100%         100%         100%        100%         100%
May 2009                                 100%         100%         100%        100%         100%
May 2010                                 100%         100%         100%        100%         100%
May 2011                                 100%         100%         100%        100%         100%
May 2012                                 100%         100%         100%        100%         100%
May 2013                                 100%         100%         100%        100%         100%
May 2014                                 100%         100%         100%        100%         100%
May 2015                                 100%         100%         100%        100%         100%
May 2016                                 100%         100%         100%        100%         100%
May 2017                                 100%         100%         100%        100%          88%
May 2018                                 100%         100%         100%        100%          72%
May 2019                                 100%         100%         100%        100%          59%
May 2020                                 100%         100%         100%         89%          47%
May 2021                                 100%         100%         100%         75%          38%
May 2022                                 100%         100%          96%         63%          30%
May 2023                                 100%         100%          81%         52%          23%
May 2024                                 100%         100%          67%         42%          16%
May 2025                                 100%          88%          54%         33%          11%
May 2026                                 100%          69%          41%         23%           7%
May 2027                                  99%          49%          29%         15%           3%
May 2028                                  65%          31%          17%          8%           0%
May 2029                                  36%          16%           8%          3%           0%
May 2030                                  16%           7%           3%          0%           0%
May 2031                                   5%           0%           0%          0%           0%
May 2032                                   0%           0%           0%          0%           0%

                      Percentage of Initial Class B Notes Principal at Various CPR Percentages

         Distribution Date                0%           4%           7%          10%          15%
----------------------------------      ----          ----         ----       -----        ------
Closing                                  100%         100%         100%         100%         100%
May 2007                                 100%         100%         100%         100%         100%
May 2008                                 100%         100%         100%         100%         100%
May 2009                                 100%         100%         100%         100%         100%
May 2010                                 100%         100%         100%         100%         100%
May 2011                                 100%         100%         100%         100%         100%
May 2012                                 100%         100%         100%         100%         100%
May 2013                                 100%          99%          99%          99%          98%
May 2014                                  97%          93%          90%          87%          80%
May 2015                                  95%          87%          82%          76%          66%
May 2016                                  92%          81%          74%          66%          55%
May 2017                                  88%          75%          66%          58%          45%
May 2018                                  84%          69%          59%          50%          37%
May 2019                                  80%          63%          52%          43%          30%
May 2020                                  76%          57%          46%          37%          24%
May 2021                                  71%          51%          40%          31%          20%
May 2022                                  65%          45%          34%          26%          16%
May 2023                                  59%          40%          29%          21%          12%
May 2024                                  52%          34%          24%          17%           8%
May 2025                                  44%          28%          19%          13%           6%
May 2026                                  36%          22%          15%          10%           4%
May 2027                                  26%          16%          10%           6%           2%
May 2028                                  17%          10%           6%           3%           0%
May 2029                                  10%           5%           3%           1%           0%
May 2030                                   4%           2%           1%           0%           0%
May 2031                                   1%           0%           0%           0%           0%
May 2032                                   0%           0%           0%           0%           0%

                      Percentage of Initial Class C Notes Principal at Various CPR Percentages

        Distribution Date                 0%           4%           7%          10%          15%
----------------------------------      ----          ----         ----       -----        ------
Closing                                  100%         100%         100%         100%         100%
May 2007                                 100%         100%         100%         100%         100%
May 2008                                 100%         100%         100%         100%         100%
May 2009                                 100%         100%         100%         100%         100%
May 2010                                 100%         100%         100%         100%         100%
May 2011                                 100%         100%         100%         100%         100%
May 2012                                 100%         100%         100%         100%         100%
May 2013                                 100%          99%          99%          99%          98%
May 2014                                  97%          93%          90%          87%          80%
May 2015                                  95%          87%          82%          76%          66%
May 2016                                  92%          81%          74%          66%          55%
May 2017                                  88%          75%          66%          58%          45%
May 2018                                  84%          69%          59%          50%          37%
May 2019                                  80%          63%          52%          43%          30%
May 2020                                  76%          57%          46%          37%          24%
May 2021                                  71%          51%          40%          31%          20%
May 2022                                  65%          45%          34%          26%          16%
May 2023                                  59%          40%          29%          21%          12%
May 2024                                  52%          34%          24%          17%           8%
May 2025                                  44%          28%          19%          13%           6%
May 2026                                  36%          22%          15%          10%           4%
May 2027                                  26%          16%          10%           6%           2%
May 2028                                  17%          10%           6%           3%           0%
May 2029                                  10%           5%           3%           1%           0%
May 2030                                   4%           2%           1%           0%           0%
May 2031                                   1%           0%           0%           0%           0%
May 2032                                   0%           0%           0%           0%           0%

                      Percentage of Initial Class D Notes Principal at Various CPR Percentages

       Distribution Date                  0%           4%           7%          10%          15%
----------------------------------       ----         ----         ----        -----        -----
Closing                                  100%         100%         100%         100%         100%
May 2007                                 100%         100%         100%         100%         100%
May 2008                                 100%         100%         100%         100%         100%
May 2009                                 100%         100%         100%         100%         100%
May 2010                                 100%         100%         100%         100%         100%
May 2011                                 100%         100%         100%         100%         100%
May 2012                                 100%         100%         100%         100%         100%
May 2013                                 100%          99%          99%          99%          98%
May 2014                                  97%          93%          90%          87%          80%
May 2015                                  95%          87%          82%          76%          66%
May 2016                                  92%          81%          74%          66%          55%
May 2017                                  88%          75%          66%          58%          45%
May 2018                                  84%          69%          59%          50%          37%
May 2019                                  80%          63%          52%          43%          30%
May 2020                                  76%          57%          46%          37%          24%
May 2021                                  71%          51%          40%          31%          20%
May 2022                                  65%          45%          34%          26%          16%
May 2023                                  59%          40%          29%          21%          12%
May 2024                                  52%          34%          24%          17%           8%
May 2025                                  44%          28%          19%          13%           6%
May 2026                                  36%          22%          15%          10%           4%
May 2027                                  26%          16%          10%           6%           2%
May 2028                                  17%          10%           6%           3%           0%
May 2029                                  10%           5%           3%           1%           0%
May 2030                                   4%           2%           1%           0%           0%
May 2031                                   1%           0%           0%           0%           0%
May 2032                                   0%           0%           0%           0%           0%

UNDERWRITING

          The notes listed below are offered severally by the underwriters, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the offered notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company in New York, New York on or about March 8, 2007 against payment in immediately available funds and also Clearstream Banking, société anonyme, Luxembourg and Euroclear.

           Subject to the terms and conditions set forth in the underwriting agreement relating to the offered notes, the trust will sell the offered notes to each of the underwriters, and each of the underwriters has severally agreed to purchase, the principal amount or notional amount of each class of offered notes set forth opposite its name.

                      Deutsche Bank      Banc of America     Citigroup Global
                       Securities        Securities LLC        Markets Inc.           Total
------------------    --------------     ---------------     -----------------   ---------------

Class A-1 Notes                                                                     $356,000,000

Class A-2 Notes                                                                     $226,700,000

Class A-3 Notes                                                                     $204,700,000

Class A-4 Notes                                                                     $195,500,000

Class A-IO Notes                                                                       100.00%

Class B Notes                                                                        $42,400,000

Class C Notes                                                                        $49,400,000

Class D Notes                                                                        $50,600,000

Total                                                                              $1,125,300,000

          In the underwriting agreement, the underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the notes offered hereby if any of the notes are purchased. The trust has been advised by the underwriters that the underwriters propose initially to offer the offered notes at the respective prices set forth on the cover page of this term sheet, and to certain dealers at those prices less a concession not in excess of 0.120% per class A-1 note, 0.150% per class A-2 note, 0.180% per class A-3 note, 0.186% per class A-4 note, 0.100% (subject to change) per class A-IO note, 0.216% per class B note, 0.246% per class C note and 0.390% per class D note. The underwriters may allow and dealers may reallow to other dealers a discount not in excess of 0.060% per class A-1 note, 0.075% per class A-2 note, 0.090% per class A-3 note, 0.093% per class A-4 note, 0.050% (subject to change) per class A-IO note, 0.108% per class B note, 0.123% per class C note and 0.195% per class D note. After the initial offering, prices, concessions and reallowances may be changed.

          The underwriting agreement provides that the obligations of the underwriters thereunder are subject to certain conditions precedent, including the delivery of certain legal opinions by their counsel. The underwriters are committed to take and pay for all of the offered notes if any are taken. The depositor and The First Marblehead Corporation have agreed in the underwriting agreement to indemnify the underwriters and their controlling persons against certain liabilities in connection with the offer and sale of the offered notes.

          The underwriters propose to offer the offered notes for resale initially at the offering price set forth on the cover page hereof. After the initial offering, the offering price and other selling terms may be changed at any time without notice.

          The trust has informed the underwriters that it does not intend to apply for listing of the notes through the National Association of Securities Dealers Automated Quotation System.

          The offered notes are new issues of securities with no established trading market. The depositor has been advised by the underwriters that the underwriters intend to make a market in the offered notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the offered notes.

          In the ordinary course of their business, the underwriters and certain of their affiliates have in the past, and may in the future, engage in commercial and investment banking activities, including the sale of student loans, certain of which will be included in this transaction, with The First Marblehead Corporation, the depositor and their affiliates.

          One or more of the underwriters or its affiliates may retain a material percentage of any class of notes for its own account. The retained notes may be resold by such underwriter or such affiliate at any time in one or more negotiated transactions at varying prices to be determined at the time of sale.

           During and after the offering, the underwriters may engage in transactions, including open market purchases and sales, to stabilize the prices of the offered notes. The lead underwriters, for example, may over-allot the offered notes for the account of the underwriting syndicate to create a syndicate short position by accepting orders for more offered notes than are to be sold.

          In addition, the underwriters may impose a penalty bid on the broker-dealers who sell the offered notes. This means that if an underwriter purchases offered notes in the open market to reduce a broker-dealer's short position or to stabilize the prices of the offered notes, it may reclaim the selling concession from the broker-dealer who sold those offered notes as part of the offering.

          In general, over-allotment transactions and open market purchases of the offered notes for the purpose of stabilization or to reduce a short position could cause the price of an offered note to be higher than it might be in the absence of such transactions.

           Each underwriter has represented and agreed that:

           (a)    It has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity, within the meaning of section 21 of the Financial Services and Markets Act 2000, received by it in connection with the issue or sale of any offered notes in circumstances in which section 21(1) of the Financial Services and Markets Act 2000 does not apply to the trust; and

           (b)    It has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the offered notes in, from or otherwise involving the United Kingdom.

          No action has been or will be taken by the depositor or the underwriters that would permit a public offering of the offered notes in any country or jurisdiction other than in the United States, where action for that purpose is required. Accordingly, the offered notes may not be offered or sold, directly or indirectly, and neither the prospectus, this term sheet nor any circular, prospectus, form of application, advertisement or other material may be distributed in or from or published in any country or jurisdiction, except under circumstances that will result in compliance with any applicable laws and regulations. Persons into whose hands this term sheet comes are required by the depositor and the underwriters to comply with all applicable laws and regulations in each country or jurisdiction in which they purchase, sell or deliver offered notes or have in their possession or distribute such term sheet, in all cases at their own expense.

          We have not authorized any offer of the offered notes to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, as amended. The offered notes may not be lawfully offered or sold to persons in the United Kingdom except in circumstances which do not result in an offer to the public in the United Kingdom within the meaning of these regulations or otherwise in compliance with all applicable provisions of these regulations and the Financial Services Act 1986, as amended.

EXPERTS

          The financial statements of TERI as of and for the years ended June 30, 2004, June 30, 2005 and June 30, 2006 included in this term sheet at Annex I have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

ANNEX I

THE EDUCATION RESOURCES INSTITUTE, INC.

CONSOLIDATED FINANCIAL STATEMENTS, JUNE 30, 2005 AND JUNE 30, 2004

CONSOLIDATED FINANCIAL STATEMENTS, JUNE 30, 2006 AND JUNE 30, 2005

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS, DECEMBER 31, 2006 AND
DECEMBER 31, 2005

Consolidated Financial Statements
for the Years Ended June 30, 2005 and June 30, 2004

Report of Independent Auditors
Statements of Financial Position
Statements of Activities and Changes in Net Assets
Statements of Cash Flows
Notes to Financial Statements
Supplemental Consolidating Statement of Financial Position
Supplemental Consolidating Statement of Activities and Changes in Net Assets	TF-4 TF-5 TF-6 TF-7 TF-8 TF-22 TF-23

Consolidated Financial Statements
for the Years Ended June 30, 2006 and June 30, 2005

Report of Independent Auditors
Statements of Financial Position
Statements of Activities and Changes in Net Assets
Statements of Cash Flows
Notes to Financial Statements
Supplemental Consolidating Statement of Financial Position
Supplemental Consolidating Statement of Activities and Changes in Net Assets	TF-26 TF-27 TF-28 TF-29 TF-30 TF-44 TF-45

Unaudited Consolidated Financial Statements
for the Six Months Ended December 31, 2006 and December 31, 2005

Statements of Financial Position Statements of Activities and Changes in Net Assets Statements of Cash Flows	TF-47 TF-48 TF-49

The Education Resources
Institute, Inc. and Subsidiary
Consolidated Financial Statements June 30, 2005 and 2004

The Education Resources Institute, Inc. and Subsidiary
Index
June 30, 2005 and 2004

                                                                      Page(s)

Report of Independent Auditors                                          1

Consolidated Financial Statements

Statements of Financial Position                                        2

Statements of Activities and Changes in Net Assets                      3

Statements of Cash Flows                                                4

Notes to Financial Statements                                        5-18

Supplemental Consolidating Scheduhles

Statement of Financial Position                                        19

Statement of Activities and Changes in Net Assets                      20

PricewaterhouseCoopers LLP 125 High Street Boston, MA 02110 Telephone (617) 530 5000 Facsimile (617) 530 5001

Report of Independent Auditors

To the Board of Directors of
The Education Resources Institute, Inc. and Subsidiary

In our opinion, the accompanying consolidated statements of financial position and the related consolidated statements of activities and changes in net assets and cash flows present fairly, in all material respects, the financial position of The Education Resources Institute, Inc. ("TERI") and its subsidiary at June 30, 2005 and 2004, and the changes in its net assets and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of TERI's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The supplemental consolidating schedules are presented for the purposes of additional analysis and are not a required part of the basic consolidated financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.

September 22, 2005

The Education Resources Institute, Inc. and Subsidiary
Consolidated Statements of Financial Position
June 30, 2005 and 2004

                                                         2005                  2004
Assets
Cash and equivalents                               $   16,256,475       $   10,195,537
Restricted cash and equivalents                        52,414,002           48,016,072
Marketable securities                                 226,063,474          125,871,783
Receivables
   Guarantee fees                                      21,767,017           17,532,402
   Accrued interest                                     1,600,183              781,880
   Other                                                2,624,830            1,744,778
                                                        ---------            ---------
            Total receivables                          25,992,030           20,059,060
Notes receivable                                        5,292,145            6,061,153
Other assets, net                                         629,243              850,921
Student loans
   Student loans receivable                            10,313,378           14,690,095
   Receivables recoverable on claim payments           42,687,459           32,428,609
                                                       ----------           ----------
            Total student loans                        53,000,837           47,118,704
Residual interest in securitized portfolios            68,138,349           33,965,386
                                                       ----------           ----------
            Total assets                           $  447,786,555       $  292,138,616
                                                   ==============       ==============

Liabilities and Net Assets
Accounts payable and accrued expenses                   1,655,255       $    1,614,303
Due to First Marblehead Education Resources             8,751,293            5,686,644
Accrued pension liability                                 862,186              134,448
Deferred revenue - other                                  895,661            1,294,577
Deferred guarantee fees                                25,326,303           15,884,737
Loan loss reserves                                    254,139,822          172,230,470
Bonds payable                                           9,410,000           12,720,000
                                                        ---------           ----------
            Total liabilities                         301,040,520          209,565,179

Net assets
   Unrestricted
     Undesignated                                     131,452,807           67,280,209
     Board-designated                                  13,293,228           13,293,228
   Permanently restricted                               2,000,000            2,000,000
                                                        ---------            ---------
            Total net assets                          146,746,035           82,573,437
                                                      -----------           ----------
            Total liabilities and net assets       $  447,786,555       $  292,138,616
                                                    =============       ==============

The accompanying notes are an integral part of these consolidated financial statements.

The Education Resources Institute, Inc. and Subsidiary
Consolidated Statements of Activities and Changes in Net Assets
Years Ended June 30, 2005 and 2004

                                                                         2005               2004
Revenue
Guarantee fees                                                     $ 185,074,584      $ 121,419,935
Residual interest in securitized portfolios                           34,656,923         21,126,180
Investment income                                                      7,456,744          2,760,418
Unrealized gain (loss) on investments in marketable securities           285,577        (2,005,409)
Grants and contracts                                                   2,625,802          2,395,980
Origination fees                                                      19,311,166         11,765,957
HEIC membership fees                                                     168,025            157,327
Interest income on student loans                                         757,072            920,406
Interest income - FMC - notes receivable                                 340,865            382,205
Contractual income - FMC                                                 747,528            747,528
Other                                                                          -              2,061
                                                                     -----------        -----------
            Total revenue                                            251,424,286        159,672,588

Expenses
Compensation and employee fringe benefits                              3,972,091          2,298,113
Office expenses                                                          502,542            512,491
Rent                                                                     481,380            202,830
Professional fees (FMER)                                              78,200,000         35,099,585
Professional fees (other)                                              3,048,319          3,224,305
Loan servicing fees                                                      155,922            203,961
Collection costs                                                       4,264,162          4,023,676
Printing and promotion                                                   112,761             88,143
Loan loss provision                                                   95,399,973         80,356,882
Depreciation and amortization                                            191,717            181,642
Grants                                                                    54,196             44,342
Interest expense                                                         316,153            218,957
Other expenses                                                           552,472            382,965
                                                                     -----------        -----------
            Total expenses                                           187,251,688        126,837,892
                                                                     -----------        -----------
Increase in net assets                                                64,172,598         32,834,696
Net assets, beginning of year                                         82,573,437         49,738,741
                                                                     -----------        -----------

Net assets, end of year                                            $ 146,746,035       $ 82,573,437
                                                                   =============       ============

The accompanying notes are an integral part of these consolidated financial statements.

The Education Resources Institute, Inc. and Subsidiary
Consolidated Statements of Cash Flows
Years Ended June 30,2005 and 2004

                                                                         2005              2004

Cash flows from operating activities
Increase in net assets                                              $ 64,172,598     $   32,834,696
Adjustments to reconcile increase in net assets to net cash
 provided by operating activities
   Depreciation and amortization                                         191,717            181,642
   Provision for loan loss reserve                                    95,399,973         80,356,882
   Amortization of net discount on securities                          (638,393)          (262,777)
   Unrealized (gain) loss on investments in marketable securities      (285,577)          2,005,409
   Change in
     Restricted cash and equivalents                                 (4,397,930)       (35,529,650)
     Receivables                                                     (5,932,970)        (5,425,007)
     Student loans                                                   (5,975,282)          2,098,360
     Residual interest in securitized portfolios                    (34,172,963)       (20,296,016)
     Other assets, net                                                   89,714             177,764
     Default claims paid                                            (51,885,797)       (44,327,850)
     Default claims recoveries (net of adjustments)                   38,395,176         33,259,900
     Accounts payable and accrued expenses                             3,833,339          3,883,991
     Deferred revenue - other                                          (398,916)             87,041
     Deferred guarantee fees                                           9,441,566          6,306,496
                                                                       ---------          ---------
            Total adjustments                                         43,663,657         22,516,185
            Net cash provided by operating activities                107,836,255         55,350,881

Cash flows from investing activities

Purchases of property and equipment                                      (16,338)          (457,010)
Disposal of property and equipment                                        49,735                  -
Purchases of marketable securities                                  (178,415,221)      (155,344,260)
Proceeds from the sale and maturities of
 marketable securities                                                79,147,499        112,234,529
Proceeds from notes receivable                                           769,008            612,866
                                                                         -------            -------
            Net cash used in investing activities                   (98,465,317)       (42,953,875)

Cash flows from financing activities

 Principal payments on bonds payable                                 (3,310,000)        (6,340,000)
                                                                     ----------         ----------
            Net cash used in financing activities                    (3,310,000)        (6,340,000)

 Increase in cash and equivalents                                      6,060,938          6,057,006
                                                                       ---------          ---------
 Cash and equivalents, beginning of year                              10,195,537          4,138,531
                                                                      ----------          ---------

 Cash and equivalents, end of year                                  $ 16,256,475     $   10,195,537
                                                                    ============     ==============
 Supplemental disclosure
 Cash paid for interest                                             $    312,557     $      219,766

The accompanying notes are an integral part of these consolidated financial statements.

The Education Resources Institute, Inc. and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2005 and 2004

1.	Organization

The Education Resources Institute, Inc. ("TERI") was incorporated in June 1985 for the purposes of aiding students in attaining an education and assisting educational institutions in providing an education in an economical fashion. To achieve this purpose, TERI's principal service is to function as a guarantor of student loans disbursed by participating lending institutions.

In addition, TERI's College Access Division, including the Higher Education Information Center ("HEIC"), receives funds from federal, state and private grants, membership fees from colleges and universities and other sources. These funds are used to provide information to students and their families, predominantly low income and/or first generation college students, about opportunities and financial aid for post-high school education and career opportunities.

In 1994, TERI formed TERI Financial Services, Inc. ("TFSI") to carry out the broad educational purposes of TERI through the creation of a secondary market in student education loans, including, from time to time, purchasing and holding student loan portfolios. TFSI commenced operations in December 1996.

On June 20, 2001, TERI and First Marblehead Corporation ("FMC"), an education finance company, completed a purchase and sale agreement effective July 1, 2001 (the "Transaction") that provided for FMC to acquire certain operating assets and services of TERI and to establish a new subsidiary of FMC called First Marblehead Education Resources ("FMER"). TERI continues to be a provider of student loan guarantee services and education information and counseling services, including those services performed by HEIC. FMER provides to TERI, under a master servicing agreement, services including loan origination, customer service, default prevention, default processing, and administrative services. In October 2004, TERI and FMC renewed the Master Servicing Agreement for an additional term through 2011. For fiscal years 2005 and 2004, TERI paid $78,200,000 and $35,099,585, respectively, to FMER for services rendered under the Master Servicing Agreement (Notes 4, 5 and 13).

2.	Summary of Significant Accounting Policies

Principles of Consolidation The consolidated financial statements include the accounts of TERI and TFSI. Intercompany balances and transactions are eliminated in consolidation.

Basis of Presentation
The accompanying financial statements have been prepared on the accrual basis of accounting and in accordance with Statement of Financial Accounting Standards ("SFAS") No. 117, Financial Statements of Not-for-Profit Organizations.
Accordingly, net assets and changes therein are classified as follows:

Unrestricted Net Assets
Net assets not subject to donor-imposed stipulations which TERI may use at its discretion.

Board-Designated Unrestricted Net Assets
This account was established to track contributions originally received by TERI from American Student Assistance ("ASA") in connection with TERI's incorporation. The terms of the contributions provide that the principal and any income derived therefrom be used by TERI for various purposes related to the advancement of higher education, including the payment of loan defaults. The account has been designated by TERI's Board of Directors for the payment of such defaults.

Permanently Restricted Net Assets
Net assets subject to donor-imposed stipulations which must be maintained in perpetuity by TERI. The donors of these assets permit TERI to use all or part of the related investment and appreciation earned for general or specific purposes. Permanently restricted net assets represent endowment funds for the benefit of HEIC. The income from these funds is required to be used for the purpose of disseminating higher education information within and outside the City of Boston. There were no changes in permanently restricted net assets as of June 30, 2005 and 2004.

Cash and Equivalents and Marketable Securities
TERI considers all highly liquid debt instruments purchased with a maturity at date of acquisition of 90 days or less to be cash equivalents. Cash and equivalents are carried at cost.

Marketable securities consist primarily of readily marketable debt securities with maturities of more than 90 days at the date of acquisition. The portfolio is stated at fair value, which is based upon quoted market prices from third party sources.

There are no donor-restricted endowment funds for which the fair value of the assets at June 30, 2005 or 2004 is less than the level required by donor stipulations or law. During the fiscal years 2005 and 2004, TERI's reported investment income was $7,456,744 and $2,760,418, respectively.

Restricted Cash and Equivalents and Marketable Securities Held in Designated Accounts
Pursuant to certain guarantee agreements, cash and equivalents and marketable securities are required to be deposited to various trust accounts and pledged as collateral for the payment of defaults on certain loans. Balances in these accounts revert to TERI's general accounts and are then available to meet defaults on other loans, upon satisfying certain ratios or upon payment of all defaults covered by the agreements. At June 30, 2005, $52,414,002 in restricted cash and equivalents and $171,163,843 in marketable securities were held in these accounts. At June 30, 2004, $48,016,072 in restricted cash and equivalents and $70,720,131 in marketable securities were held in these accounts.

Residual Interest in Securitized Portfolios
Under the terms of the Master Loan Guarantee Agreement (MLGA), TERI is a 25% beneficial owner of the residual value of TERI guaranteed loans held in Trusts created by FMC. In October 2004, TERI amended the MLGA to receive increased administrative fees from the Trusts created in fiscal year 2005; correspondingly TERI's residual interest was reduced to 20% of the residual value of TERI loans in those Trusts. TERI records an asset in its consolidated statements of financial position for the estimated fair value of its residual interest in FMC securitizations. Fair value quotes are not available for residual interests, so TERI estimates fair value, based on the present value of future expected cash flows, using management's best estimates of the key assumptions such as default rates, recovery rates, prepayment rates, discount rates and expected credit losses commensurate with the risks involved (Note 4).

TERI records income for its share of the change in the fair value and any residual interest income it earns in excess of the residual interest in securitized portfolios receivable. During fiscal years 2005 and 2004, TERI recognized $34,656,923 and $21,126,180, respectively, of income from residual interests in securitized portfolios.

Student Loans
In its capacity as a guarantor, TERI is required to reimburse lenders for unpaid principal and interest on defaulted loans (Note 9). Amounts paid to lenders are charged against loan loss reserves. As a result of these transactions, TERI purchases the loans from the lender and assumes all rights of the lender, including the right to collect the loan. TERI recognizes a receivable at the time of purchase equal to the estimated fair value of the balance so acquired. Fair value is estimated based on TERI's historical recovery experience and management's best estimate of future recovery rates. These receivables are listed as receivables recoverable on claim payments on the consolidated statements of financial position. As of June 30, 2005 and 2004, receivables recoverable on claim payments equaled $42,687,459 and $32,428,609, respectively.

TERI uses a cost recovery method to account for recoveries received after payment has been remitted to the lender. Under this method, cash recoveries are first recorded as a reduction of the receivable recoverable on claim payment asset and then, to the extent the recoveries exceed the established receivable for a given default cohort year, are recorded as income.

TERI is able to "cure" some student loan defaults by collection efforts under which the student brings the loan current and establishes a history of continuous monthly payments. When a loan is cured, as defined within the guarantee agreements, it is subject to repurchase by the lender. Under the guarantee agreements, the lender is obligated to purchase the loan from TERI for the amount of principal plus accrued interest then outstanding. TERI, in return, reinstates the guarantee on the loan. In the event of a second default on a cured loan, TERI is required to repurchase the loan from the lender; however the lender has no further obligation under the agreement. When the cured loans are repurchased by lenders, the transaction is accounted for by TERI using the cost recovery method described above.

In addition, TFSI holds a student loan portfolio. These loans are included in the student loans receivable on the consolidated statements of financial position. Student loans that management has the intent and ability to hold for the foreseeable future or until maturity are reported at their outstanding unpaid principal balances. At June 30, 2005 and 2004, student loans receivable held by TFSI equaled $10,313,378 and $14,690,095, respectively. These loans are guaranteed by TERI and default claims are charged against TERI's loan loss reserve.

TERI is licensed by the Massachusetts Division of Banks under the Small Loan Licensing Act. This act governs loans with an original principal balance of $6,000 or less and establishes certain minimum capital requirements and administrative requirements with respect to such loans. TERI is subject to annual review in connection with the renewal of its license. TERI was in compliance with these requirements as of June 30, 2005 and 2004.

Property and Equipment
Property and equipment are recorded at cost less accumulated depreciation and are included in other assets, net in the consolidated statements of financial position. Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets. The useful life for property and equipment is three to five years. Ordinary repairs and maintenance are charged to expense, whereas major improvements are capitalized.

Grants and Contracts
TERI receives grants from federal, state and private sources and membership fees from colleges and universities. Grants are recognized as revenue when earned. This revenue is used to provide information to students and their families about financial aid for post-high school education and career opportunities. As a recipient of federal and state funds, TERI is subject to certain federal and state regulations. Management believes it is in compliance with all such regulations.

Grant receipts which are held for the support of future operations are included in deferred revenue — other on the consolidated statements of financial position and totaled $895,661 and $1,294,577 at June 30, 2005 and 2004, respectively.

Loan Loss Reserve
TERI provides a reserve against loss exposure, including an estimate of probable future losses which have not yet been incurred, on loans it guarantees using several assumptions based on actuarial studies, historical experience of other similar portfolios of student loans, and management's assessment of the creditworthiness of different types of loans. The assumptions used in determining the reserve against probable loss exposure include estimated loan recovery levels consistent with historical performance, but which have not yet been achieved with respect to more recently defaulted loan cohorts, and in certain cases, an estimate of future guarantee fees to be received. Accordingly, the evaluation of the provision for loan loss reserves is inherently subjective as it requires material estimates that may be susceptible to significant changes.

TERI's guarantee agreements require lenders to follow certain credit origination policies and due diligence guidelines for a loan to be eligible for claim payment. TERI may refuse to pay a default claim if these requirements have not been met. When a borrower defaults and a default claim is paid, TERI assumes the position of the lender and has full rights and recourse against all borrowers on the note.

Guarantee Fees
TERI's principal source of revenue is guarantee fees. TERI receives a guarantee fee on each loan guaranteed based upon its guarantee agreements with lenders. TERI's guarantee fees are received at various times. Depending on the loan program and lender agreements, fees may be received at disbursement, when a loan is securitized by FMC, in installments over the life of the loan, and/or when a loan enters repayment. Guarantee fees which are received in installments over the life of the loan are recognized as revenue when they become due. Prior to becoming due, the present value of the estimated future payments is incorporated into TERI's estimate of probable future losses and hence its loan loss reserve. All other guarantee fees are fixed and determinable, therefore the entire amount of guarantee fees less .50% of the principal balance guaranteed, are recognized as revenue at the time of guarantee. TERI defers recognition of .50% of the principal balance guaranteed to cover ongoing direct costs. This fee is amortized into revenue using the sum-ofyears digits method over an average loan period of ten years.

Income Taxes
TERI and TFSI have been determined by the Internal Revenue Service ("IRS") to be an organization described in Internal Revenue Code ("IRC") Section 501(c)(3) and, therefore, exempt from taxation.

Use of Estimates
The preparation of the accompanying consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the revenue and expenses reported for the period. Actual results could differ from these estimates.

Management makes significant estimates and assumptions regarding the collection of accounts and student loans receivable and the required level of the loan loss reserves at the date of the consolidated statements of financial position. These estimates and assumptions are based upon historical and current experience and expectations of future performance on the part of TERI, the economy, actuarial studies performed by outside parties, and other factors. It is possible that the actual collection of accounts and student loans receivable or payment of defaults will differ from these estimates.

Fair Value of Financial Instruments
The estimated fair values of TERI's financial instruments have been determined, where practicable, by using appropriate valuation methodologies. Due to their short-term nature, cash equivalents are carried at cost. Marketable securities are reported at quoted market prices provided by third party sources. Receivables for guarantee fees and residual interest are recorded at their estimated net realizable value. Student loans receivables are recorded at their current outstanding principal balance, while receivables recoverable on claims payments are based on management's estimate of amounts recoverable.

Reclassification Certain prior year amounts have been reclassified to conform to the current year presentation.

The Education Resources Institute, Inc. and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2005 and 2004

3.	Marketable Securities Marketable securities consisted of the following:

                                                                 Unrealized             Quoted
                      June 30, 2005              Cost*           Gain/(Loss)         Market Price

Marketable securities treated
as cash equivalents
  Government agency obligations              $     4,938,780     $          855    $      4,939,635
  Commercial paper                                   523,873                 19             523,892
                                             ---------------     --------------     ---------------
           Subtotal                                5,462,653                874           5,463,527
                                             ---------------     --------------     ---------------
Marketable securities
  Government agency obligations                  216,508,982         (1,535,365)        214,973,617
  US government guaranteed securities              6,827,800             25,698           6,853,498
  Certificates of deposit                          3,230,676            (69,223)          3,161,453
  Commercial paper                                    99,093                (46)             99,047
  Bonds                                              994,458            (18,599)            975,859
                                             ---------------     --------------     ---------------
           Subtotal                              227,661,009         (1,597,535)        226,063,474
                                             ---------------     --------------     ---------------
           Total marketable securities       $   233,123,662     $   (1,596,661)    $   231,527,001
                                             ---------------     --------------     ---------------

                                                                 Unrealized             Quoted
                      June 30, 2004              Cost*             (Loss)         Market Price

Marketable securities treated
as cash equivalents
  Certificates of deposit                    $        61,971     $          (49)     $        61,922
  Commercial paper                                   701,243                  -              701,243
                                             ---------------     --------------      ---------------
           Subtotal                                  763,214                (49)             763,165
                                             ---------------     --------------      ---------------
Marketable securities
  Government agency obligations                  115,765,339         (1,767,058)         113,998,281
  US government guaranteed securities              6,128,274            (15,678)           6,112,596
  Certificates of deposit                          4,341,085            (90,667)           4,250,418
  Bonds                                            1,519,275             (8,787)           1,510,488
           Subtotal                              127,753,973         (1,882,190)         125,871,783
                                             ---------------     --------------     ----------------
           Total marketable securities       $   128,517,187     $   (1,882,239)     $   126,634,948
                                             ---------------     --------------     ----------------
* Cost represents original cost for interest bearing investments and par value less unamortized discounts for non-interest bearing investments.

Realized losses of $211,852 and $507,529 for the years ended June 30, 2005 and 2004, respectively, are included in investment income on the statements of activities.

4.	Residual Interest in Securitized Portfolios

Under the terms of the Master Loan Guarantee Agreement (MLGA), TERI is a 25% beneficial owner of the residual value of TERI guaranteed loans held in Trusts created by FMC. In October 2004, TERI amended the MLGA to receive increased administrative fees from the Trusts created in fiscal year 2005, correspondingly TERI's residual interest was reduced to 20% of the residual value of TERI guaranteed loans in those Trusts.

Quoted market prices are not available for TERI's residual interests, as described in Note 2, therefore TERI estimates fair value, based on the present value of future expected cash flows estimated using management's best estimates of the key assumptions including default rates, recovery rates, prepayment rates, discount rates and expected credit losses commensurate with the risks involved.

The following table summarizes key economic assumptions used in measuring the fair value of the residual interests as of June 30, 2005 and 2004.

                                         Key Assumptions
                                                                          Expected
                 Default      Recovery      Prepayment      Discount       Credit
   Trust         Rate (1)       Rate           Rate           Rate        Losses (2)
NCT Trusts        7.11%        46.00%         7.00%          12.00%        0.00%
NCSLT 2005-2      8.90%        40.00%         7.00%          12.00%        0.00%
NCSLT 2005-1      8.62%        40.00%         7.00%          12.00%        0.00%
NCSLT 2004-2      9.12%        40.00%         7.00%          12.00%        0.00%
NCSLT 2004-1      8.76%        40.00%         7.00%          12.00%        0.00%
NCSLT 2003-1      9.06%        40.00%         7.00%          12.00%        0.00%
NCMSLT            8.08%        40.00%         7.00%          12.00%        0.00%
(1) The default rate is a percentage of original balance.

(2) All loans in which TERI retains a residual interest are guaranteed by TERI; therefore the trusts are not expected to experience credit losses. TERI's loan loss reserves include consideration of probable losses associated with these loans.

The estimates of the default rates, recovery rates and prepayment rates affect the weighted average life of the securitized loans and therefore affect the valuation of the residual interest. Prepayments and defaults shorten the average life of the loans, and if all other factors remain equal, will reduce the value of the residual interest asset. TERI uses historical statistics on borrower defaults, borrower recoveries and prepayments to estimate these amounts. The discount rate is determined by management after a review of discount rates used by various student loan securitizers, including FMC.

The following table shows the estimated change in residual receivables based on changes in the key economic assumptions described above.

The Education Resources Institute, Inc. and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2005 and 2004

                                                       Residual Sensitivity Analysis

                                                 Receivable Balance (dollars in thousands)

  % Change in Assumptions        Down 20%     Down 10%   As Projected   Up 10%    Up 20%

Prepayment Rate
NCT Trusts                      $      312  $       305  $      299  $     293  $     287
NCSLT 2005-2                    $    7,504  $     7,115  $    6,744  $   6,390  $   6,052
NCSLT 2005-1                    $    9,226  $     8,680  $    8,160  $   7,664  $   7,192
NCSLT 2004-2                    $   16,162  $    15,454  $   14,778  $  14,133  $  13,518
NCSLT 2004-1                    $   11,007  $    10,396  $    9,813  $   9,257  $   8,725
NCSLT 2003-1                    $   12,789  $    12,257  $   11,749  $  11,265  $  10,802
NCMSLT                          $   17,968  $    17,265  $   16,595  $  15,955  $  15,347
                                ----------  -----------  ----------  ---------  ---------
Total                           $   74,968  $    71,472  $   68,138  $  64,957  $  61,923

% Change in Receivable Balance      10.02%        4.89%       0.00%     -4.67%     -9.12%

Default Rate
NCT Trusts                      $      275  $       288  $      299  $     310  $     305
NCSLT 2005-2                    $    6,845  $     6,795  $    6,744  $   6,693  $   6,635
NCSLT 2005-1                    $    8,305  $     8,233  $    8,160  $   8,087  $   7,976
NCSLT 2004-2                    $   14,978  $    14,878  $   14,778  $  14,678  $  14,461
NCSLT 2004-1                    $    9,979  $     9,896  $    9,813  $   9,731  $   9,643
NCSLT 2003-1                    $   11,894  $    11,822  $   11,749  $  11,650  $  11,396
NCMSLT                          $   16,819  $    16,742  $   16,595  $  16,199  $  15,711
Total                           $   69,095  $    68,654  $   68,138  $  67,348  $  66,127
                                ----------  -----------  ----------  ---------  ---------

% Change in Receivable Balance       1.40%        0.76%       0.00%     -1.16%     -2.95%

Recovery Rate
NCT Trusts                      $      254  $       276  $      299  $     322  $     326
NCSLT 2005-2                    $    6,743  $     6,743  $    6,744  $   6,745  $   6,745
NCSLT 2005-1                    $    8,158  $     8,159  $    8,160  $   8,161  $   8,162
NCSLT 2004-2                    $   14,775  $    14,777  $   14,778  $  14,779  $  14,780
NCSLT 2004-1                    $    9,810  $     9,812  $    9,813  $   9,815  $   9,817
NCSLT 2003-1                    $   11,749  $    11,749  $   11,749  $  11,749  $  11,749
NCMSLT                          $   16,343  $    16,507  $   16,595  $  16,636  $  16,661
                                ----------  -----------  ----------  ---------  ---------
Total                           $   67,832  $    68,023  $   68,138  $  68,207  $  68,240

% Change in Receivable Balance      -0.45%       -0.17%       0.00%      0.10%      0.15%

Discount Rate
NCT Trusts                      $      402  $       346  $      299  $     256  $     223
NCSLT 2005-2                    $    8,321  $     7,485  $    6,744  $   6,085  $   5,499
NCSLT 2005-1                    $   10,145  $     9,091  $    8,160  $   7,335  $   6,603
NCSLT 2004-2                    $   17,830  $    16,217  $   14,778  $  13,490  $  12,336
NCSLT 2004-1                    $   11,951  $    10,821  $    9,813  $   8,913  $   8,106
NCSLT 2003-1                    $   13,916  $    12,776  $   11,749  $  10,822  $   9,983
NCMSLT                          $   19,564  $    18,001  $   16,595  $  15,326  $  14,178
                                ----------  -----------  ----------  ---------  ---------
Total                           $  82,129   $    74,737  $   68,138  $  62,227  $  56,928

% Change in Receivable Balance      20.53%        9.68%       0.00%     -8.68%    -16.45%

Forward LIBOR rate                Down 2%     Down 1%   As Projected   Up 1%    Up 2%

NCT Trusts                      $      272  $       283  $       299  $     313  $     322
NCSLT 2005-2                    $    6,074  $     6,409  $     6,744  $   7,079  $   7,413
NCSLT 2005-1                    $    7,412  $     7,791  $     8,160  $   8,516  $   8,856
NCSLT 2004-2                    $   13,264  $    14,017  $    14,778  $  15,549  $  16,328
NCSLT 2004-1                    $    9,013  $     9,417  $     9,813  $  10,201  $  10,580
NCSLT 2003-1                    $   10,975  $    11,363  $    11,749  $  12,133  $  12,513
NCMSLT                          $   15,631  $    16,118  $    16,595  $  17,060  $  17,511

Total                           $   62,641  $    65,398  $    68,138  $  70,851  $  73,523
                                ----------  -----------  -----------  ---------  ---------

% Change in Receivable Balance      -8.07%       -4.02%        0.00%      3.98%      7.90%
These sensitivities are hypothetical and should be used with caution. The effect of each change in assumption must be calculated independently, holding all other assumptions constant. Because the key assumptions may not in fact be independent, the net effect of simultaneous adverse changes in key assumptions may differ from the sum of the individual effects above.

The following table provides a summary of the changes in the fair value of the residual interest in securitized portfolios for the years ending June 30, 2005 and 2004.

                                                     2005                2004

        Beginning balance                        $ 33,965,386        $   13,669,370
        New securitizations                        28,782,510            19,005,795
        Fair market value adjustments               5,874,412             2,120,385
        Payments received                            (483,959)             (830,164)
                                                 ------------        --------------
                        Ending balance           $ 68,138,349        $   33,965,386
                                                 ------------        --------------
5.	Notes Receivable

In fiscal year 2001, FMC purchased certain assets of TERI (Note 1). FMC's payment of the purchase price to TERI included two promissory notes with a combined value of $7.9 million. The two promissory notes amortize over ten years and bear interest at 6% per annum.

Principal amounts due from notes receivable for the fiscal years ended June 30 are as follows:

        2006                                                       $   755,498
        2007                                                           802,095
        2008                                                           851,566
        2009                                                           904,088
        2010                                                           959,849
        Thereafter                                                   1,019,049
                                                                   -----------
                   Total                                           $ 5,292,145
                                                                   -----------
6.	Deferred Guarantee Fees Deferred guarantee fees to cover ongoing costs will be recognized as income for the fiscal years ended June 30 as follows:

        2006                                                       $ 5,185,716
        2007                                                         4,520,928
        2008                                                         3,884,903
        2009                                                         3,278,423
        2010                                                         2,709,685
        Thereafter                                                   5,746,648
                                                                   -----------
                   Total                                           $25,326,303
                                                                   -----------
7.	Guarantee Agreements with Lending Institutions

As part of certain guarantee agreements with lending institutions, TERI has agreed to maintain amounts available, calculated as a percentage of the amount of unpaid principal on outstanding loans which is either at least 2% in cash and equivalents and marketable securities, or 3.0% in total TERI amounts available. Total TERI amounts available is generally defined in the lender guarantee agreements to be equal to the sum of deferred guarantee fees, loan loss reserves, board-designated unrestricted net assets and undesignated net assets.

At June 30, 2005 and 2004, the balance of loans outstanding guaranteed directly by TERI (excluding the loans guaranteed indirectly by TERI of approximately $42 and $58 million at June 30, 2005 and 2004, respectively, see Note 9) amounted to approximately $7.1 and $4.8 billion, respectively. At June 30, 2005, TERI was required, under certain guarantee agreement, to have no less than approximately $142 million in cash and equivalents and marketable securities and $213 million in total TERI amounts available as security for TERI's performance as guarantor. At June 30, 2004, TERI was required to have no less than approximately $97 million in cash and equivalents and marketable securities and $145 million in total TERI amounts available as security for TERI's performance as guarantor. TERI was in compliance with each of these requirements as of June 30, 2005 and 2004, respectively.

At June 30, 2005 and 2004, total amounts available for guaranty commitments were as follows (1):

                                                                  2005                2004

        Deferred guarantee fees                             $   25,326,303      $   15,884,737
        Loan loss reserves (Note 9)                            254,139,822         172,230,470
        Board-designated unrestricted net assets                13,293,228          13,293,228
                                                             -------------      --------------
        Undesignated net assets                                131,452,807          67,280,209
                                                             -------------      --------------
                        Total TERI amounts available         $ 424,212,160      $  268,688,644
                                                             -------------      --------------
(1)	Total amounts available for guaranty commitments do not necessarily represent liquid assets held by TERI.

8.	Agreement with Nellie Mae, Inc.

In December 1991 and July 1992, TERI entered into guarantee agreements with Nellie Mae, Inc. in connection with TERI guaranteed student loans. As part of these agreements, TERI transferred funds to Nellie Mae, Inc. to be held in separate reserve accounts. In July 1998, this agreement was transferred to the Nellie Mae Foundation (NMF) in connection with Sallie Mae's purchase of Nellie Mae. The funds held in the reserves are to be used to reimburse NMF for principal and accrued interest of defaulted loans. Any balance remaining in the reserves after all of the student loans have been repaid, and after repayment of the indebtedness incurred by NMF, will be distributed in equal shares to TERI and NMF.

TERI has guaranteed to NMF the payment of principal and accrued interest applicable to those loans that default, to the extent such amounts exceed the reserves, and a NMF contribution of 1% of the original principal amount of loans guaranteed under these agreements. Custodial reserve balances representing amounts remaining from NMF's 1% contribution were $447,537 and $306,431 at June 30, 2005 and 2004, respectively.

TERI is to maintain reserves similar to that described in Notes 7 and 9 of at least 1/2 to 1% of the aggregate outstanding and unpaid principal balance of the specified loans (approximately $36 and $51 million of loans were outstanding at June 30, 2005 and 2004, respectively). TERI was in compliance with this requirement as of June 30, 2005 and 2004, respectively.

9.	Loan Loss Reserves

At June 30, 2005 and 2004, TERI in its capacity as a guarantor has guaranteed, either directly or indirectly (Notes 7 and 8), the payment to its contracting lenders of approximately $7.2 and $4.9 billion, respectively, in outstanding principal value of student loans. In the event of default by the borrower, TERI is generally required to reimburse the lender for the outstanding principal and interest on the related loan.

The following table summarizes activity in the loan loss reserve account for fiscal years 2005 and 2004.

                                                                    2005                2004

        Beginning balance                                     $ 172,230,470       $   102,941,538
        Default claims paid                                     (51,885,797)          (44,327,850)
        Default claims recoveries, net of adjustments            38,395,176            33,259,900
        Loan loss provision                                      95,399,973            80,356,882
                                                              -------------       ---------------
                        Ending balance                        $ 254,139,822       $   172,230,470
                                                              -------------       ---------------
10.	Bonds Payable

On May 25, 1999, TFSI issued $61,360,000 of taxable student loan revenue bonds — Select Auction Variable Rate Securities ("SAVRS"). The net proceeds of the bonds were used to close out a repurchase agreement and to pay down a revolving line of credit.

The Senior Series 1999A bonds and the Subordinate Series 1999B bonds (collectively, the "Bonds") bear interest rates determined on the basis of orders placed in an auction conducted on the 18th day of each month. In November 2003, the Senior Series 1999A bonds were paid in full. At June 30, 2005, the interest rate for the Subordinate Series 1999B bonds was 3.9%. At June 30, 2004, the interest rate for the Subordinate Series 1999B bonds was 1.50%.

Principal and interest payments on the Bonds are to be paid exclusively from revenues and recoveries of principal on student loans held by TFSI. The student loans are guaranteed by TERI. The Bonds are not guaranteed by TERI.

Principal payments are to be made on bond payment dates to the extent funds are available for such purpose in accordance with the indenture. The Bonds, which are subject to optional redemption prior to their maturity, have a final maturity date of November 18, 2030.

Total interest paid on the Bonds payable was $312,557 and $217,643 for the years ended June 30, 2005 and 2004, respectively.

11.	Retirement Plans

Pension Plan

TERI has a defined benefit pension plan funded through group annuities which covers substantially all employees. Plan costs are charged to expense and funded annually. Net periodic pension cost included the following components for fiscal years ended June 30, 2005 and 2004:

                                                               2005              2004

Service cost                                               $   90,994         $  165,573
Interest on projected benefit obligation                      226,922            218,545
Expected return on plan assets (gain)                        (263,961)          (243,899)
Amortization of loss                                           12,341             47,141
                                                           ----------         ----------
Net periodic pension cost                                  $   66,296         $  187,360
                                                           ----------         ----------
TERI's current pension plan investment policy is to seek conservative growth in assets by investing in a blend of equities and fixed income instruments through participation in large well- diversified funds. Preservation of capital and earning income to reduce corporate contributions are the main objectives of this strategy. TERI's current target allocation of pension fund assets is 50-75% in fixed income funds and 2 5-50% in equity funds. TERI reviews fund performance and may change the allocation between funds at managements' discretion. The use of individual equities and individual debt instruments has not been authorized by the Pension Plan.

TERI considered the historical returns and the future expectations for returns for each asset class to determine its long-term rate of return assumption. TERI currently assumes an 8.50% long-term rate of return on plan assets. For the twelve months ended June 30, 2005 the return on the "balanced fund" which invests in both equity and fixed income instruments, was 6.73% while the fixed income fund earned 6.55% for the twelve months ended December 31, 2004.

TERI's weighted-average asset allocations at June 30, 2005 and 2004, by asset category, are as follows:

                                                      2005            2004

Equities                                               23%             22%
Fixed Income                                           77%             78%
                                                      ----            ----
Total                                                 100%            100%
                                                      ----            ----
Assumptions used in determining the actuarial present value of the projected benefit obligation as of June 30, 2005 and 2004 were as follows:

                                                       2005           2004

Discount rate                                         5.25%           6.50%
Salary increase                                       5.50%           5.50%
Assumptions used in determining the net periodic benefit cost for fiscal years ended June 30, 2005 and 2004 were as follows:

                                                2005           2004

        Discount rate                          6.50%           5.85%
        Salary increase                        5.50%           5.50%
        Long-term rate of return               8.50%           8.50%
At June 30, 2005 and 2004, the plan's funded status and pension liabilities were as follows:

                                                                           2005            2004
  Actuarial present value of accumulated benefit obligation
    Vested                                                         $    4,060,791    $   3,209,924
    Nonvested                                                             118,870           57,775
                                                                   --------------     ------------
             Accumulated benefit obligation                             4,179,661        3,267,699
  Projected salary increases                                              418,827          427,782
                                                                   --------------     ------------
  Projected benefit obligation                                          4,598,488        3,695,481
  Fair value of plan assets at beginning of year                        3,133,251        2,887,204
  Employer contributions                                                   50,000           85,000
  Actual return on plan assets net of expenses                            179,081          204,609
  Net benefits payments                                                  (44,857)         (43,562)
                                                                   --------------     ------------
             Fair value of plan assets at end of year                   3,317,475        3,133,251
                                                                   --------------     ------------
  Projected benefit obligation in excess of plan assets                 1,281,013          562,230
  Unrecognized net loss                                               (1,378,209)        (675,722)
                                                                   --------------     ------------
                Prepaid pension cost                                     (97,196)        (113,492)
  Cumulative reduction of net assets                                      959,382          247,940
                                                                   --------------     ------------
             Accrued pension liability                             $      862,186     $    134,448
                                                                   --------------     ------------
The annual change in cumulative reduction of net assets is recognized as part of compensation and employee fringe benefits on the statement of activities and totaled $711,442 and ($278,194) for the years ended June 30, 2005 and 2004, respectively.

TERI does not expect to contribute any funds to the Pension Plan in the fiscal year ending June 30, 2006. The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid for the fiscal years ended June 30 as follows:

    2006                                           $    56,231
    2007                                                57,372
    2008                                               205,626
    2009                                               218,551
    2010                                               218,532
    Years 2011 - 2015                                1,211,396
Defined Contribution Plan

TERI also has a defined contribution plan which is funded through group annuities and covers substantially all employees. The expense relating to the defined contribution plan was $63,115 and $42,660 for the fiscal years ended June 30, 2005 and 2004, respectively.

12.	Functional Expense Classification

TERI's expenditures on a functional basis for the years ended June 30, 2005 and 2004 are shown below:

                                                                        2005               2004
 Program expenses
       Education finance                                           $ 179,298,019       $ 120,678,129
        Education informational services                               3,966,083           3,170,066
                                                                   -------------       -------------
                  Total program expenses                             183,264,102         123,848,195
 Supporting services - general and administrative expenses             3,671,433           2,770,740
 Interest expense                                                        316,153             218,957
                                                                   -------------       -------------
                Total operating expenses                           $ 187,251,688       $ 126,837,892
                                                                   -------------       -------------
13.	Related Parties

During fiscal years 2005 and 2004, TERI's Board of Directors included one member who was on the Board of Directors of FMER. FMER is a subsidiary of FMC and provides administrative services to support TERI operations. For fiscal years 2005 and 2004, TERI paid $78,200,000 and $35,099,585, respectively, to FMER for services rendered under the Master Servicing Agreement (Note 1). Under the terms of the Master Loan Guarantee Agreement (MLGA), TERI is a 25% beneficial owner of the residual value to TERI guaranteed loans held in Trusts created by FMC. In October 2004, TERI amended the MLGA to receive increased administrative fees from the Trusts created in fiscal year 2005, correspondingly TERI's residual interest was reduced to 20% of the residual of TERI guaranteed loans in those Trusts. Residual interest in securitized portfolios from these trusts accounted for 13.49% and 12.97% of TERI's total revenue for the years ended June 30, 2005 and 2004, respectively (Note 4).

During fiscal years 2005 and 2004, TERI subleased office space from FMER. Payments made to FMER totaled $443,193 and $113,130 for the years ended June 30, 2005 and 2004, respectively.

The Education Resources Institute, Inc. and Subsidiary
Supplemental Consolidating Statement of Financial Position
Year Ended June 30, 2005

                                             The Education         TERI
                                                Resources        Financial       Consolidating
                                             Institute, Inc.   Services, Inc.     Adjustments       Consolidated

Assets

Cash and equivalents                     $       15,092,658   $     1,163,817     $           -   $    16,256,475
Restricted cash and equivalents                  52,414,002                 -                 -        52,414,002
Marketable securities                           226,063,474                 -                 -       226,063,474
Receivables
   Guarantee fees                                21,767,017                 -                 -        21,767,017
   Accrued interest                               1,600,183                 -                 -         1,600,183
   Other                                          2,574,697            55,697           (5,564)         2,624,830
                                        -------------------    --------------   ---------------    --------------
            Total receivables                    25,941,897            55,697           (5,564)        25,992,030
Notes receivable - FMC                            5,292,145                 -                 -         5,292,145
Notes receivable - other                            210,120                 -         (210,120)                 -
Other assets, net                                   374,952           254,291                 -           629,243
Student loans
   Student loans receivable                               -        10,313,378                 -        10,313,378
   Receivables recoverable on claim
   payments                                      42,687,459                 -                 -        42,687,459
                                        -------------------    --------------   ---------------   ---------------
            Total student loans                  42,687,459        10,313,378                 -        53,000,837
Residual interest in securitized
portfolios                                       68,138,349                 -                 -        68,138,349
                                        -------------------    --------------   ---------------   ---------------
            Total assets                 $      436,215,056   $    11,787,183    $   (215,684)     $  447,786,555
                                        -------------------    --------------   ---------------   ---------------

Liabilities and Net Assets
Accounts payable and accrued expenses    $        1,612,484   $        48,335    $      (5,564)    $   1,655,255
Due to First Marblehead Education                 8,751,293                 -                 -         8,751,293
Resources
Accrued pension liability                           862,186                 -                 -           862,186
Deferred revenue - other                            895,661                 -                 -           895,661
Deferred guarantee fees                          25,326,303                 -                 -        25,326,303
Loan loss reserves                              254,139,822                 -                 -       254,139,822
Notes payable                                             -           210,120         (210,120)                 -
Bonds payable                                             -         9,410,000                 -         9,410,000
Investment in subsidiaries                      (2,118,727)                 -        2,118,727                  -
Net assets                                      146,746,034         2,118,728       (2,118,727)       146,746,035
                                        -------------------    --------------   ---------------    --------------

            Total liabilities and net   $       436,215,056    $  11,787,183    $    (215,684)     $  447,786,555
            assets                      ------------------     -------------    --------------     --------------

The Education Resources Institute, Inc. and Subsidiary
Supplemental Consolidating Statement of Activities and Changes in Net Assets
Year Ended June 30, 2005

                                                   The Education         TERI
                                                     Resources         Financial       Consolidating
                                                  Institute, Inc.     Services, Inc.     Adjustments    Consolidated

Revenue
Guarantee fees                                   $   185,074,584    $            -     $          -    $ 185,074,584
Residual interest in securitized portfolios           34,656,923                 -                -       34,656,923
Investment income                                      7,433,780            22,964                -        7,456,744
Unrealized gain on investments in marketable             285,577                 -                -          285,577
securities
Grants and contracts                                   2,625,802                 -                -        2,625,802
Origination fees                                      19,311,166                 -                -       19,311,166
HEIC membership fees                                     168,025                 -                -          168,025
Interest income on student loans                          41,070           757,072         (41,070)          757,072
Interest income - FMC - notes receivable                 340,865                 -                -          340,865
Contractual income - FMC                                 747,528                 -                -          747,528
Other                                                          -                 -                -                -
Investments in subsidiaries                             (59,673)                 -           59,673                -
                                                 ---------------    --------------    -------------    --------------
            Total revenue                        $   250,625,647    $     780,036     $      18,603    $ 251,424,286
                                                 ---------------    --------------    -------------    --------------

Expenses
Compensation and employee fringe benefits              3,968,091             4,000                -        3,972,091
Office expenses                                          497,348             5,194                -          502,542
Rent                                                     481,380                 -                -          481,380
Professional fees (FMER)                              78,200,000                 -                -       78,200,000
Professional fees (Other)                              3,018,138            30,181                -        3,048,319
Loan servicing fees                                            -           155,922                -          155,922
Collection costs                                       4,264,162                 -                -        4,264,162
Printing and promotion                                   112,761                 -                -          112,761
Loan loss provision                                   95,399,973                 -                -       95,399,973
Depreciation and amortization                             98,568            93,149                -          191,717
Grants                                                    54,196                 -                -           54,196
Interest expense                                               -           357,223         (41,070)          316,153
Other expenses                                           358,432           194,040                -          552,472

           Total expenses                        $   186,453,049    $      839,709     $   (41,070)    $  187,251,688
                                                 ---------------    --------------    -------------    --------------
Increase in net assets                           $    64,172,598    $      (59,673)    $    59,673     $   64,172,598
                                                 ---------------    --------------    -------------    --------------
Net assets, beginning of year                                                                          $   82,573,437
                                                                                                       --------------
Net assets, end of year                                                                                $  146,746,035
                                                                                                       --------------

The Education Resources
Institute, Inc. and Subsidiary
Consolidated Financial Statements
June 30, 2006 and 2005

The Education Resources Institute, Inc. and Subsidiary
Index
June 30, 2006 and 2005

                                                                 Page(s)

Report of Independent Auditors                                         1

Consolidated Financial Statements

Statements of Financial Position                                       2

Statements of Activities and Changes in Net Assets                     3

Statements of Cash Flows                                               4

Notes to Financial Statements                                       5-18

Supplemental Consolidating Schedules

Statement of Financial Position                                       19

Statement of Activities and Changes in Net Assets                     20

PricewaterhouseCoopers LLP 125 High Street Boston, MA 021 10-1707 Telephone (617) 530 5000 Facsimile (617) 530 5001

Report of Independent Auditors

To the Board of Directors of
The Education Resources Institute, Inc. and Subsidiary

In our opinion, the accompanying consolidated statements of financial position and the related consolidated statements of activities and changes in net assets and cash flows present fairly, in all material respects, the financial position of The Education Resources Institute, Inc. ("TERI") and its subsidiary at June 30, 2006 and 2005, and the changes in its net assets and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of TERI's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The supplemental consolidating schedules are presented for the purposes of additional analysis and are not a required part of the basic consolidated financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.

September 25, 2006

The Education Resources Institute, Inc. and Subsidiary
Consolidated Statements of Financial Position
June 30, 2006 and 2005

                                                                  2006                2005
Assets
Cash and equivalents                                         $  78,087,473      $   16,256,475
Restricted cash and equivalents                                 89,462,539          52,414,002
Marketable securities                                          294,101,627         226,063,474
Receivables
   Guarantee fees                                               23,636,717          21,767,017
   Accrued interest                                              2,961,003           1,600,183
   Other                                                         3,688,788           2,624,830
                                                                 ---------           ---------
            Total receivables                                   30,286,508          25,992,030
Notes receivable                                                 4,536,647           5,292,145
Other assets, net                                                  464,968             629,243
Student loans
   Student loans receivable                                      7,056,549          10,313,378
   Receivables recoverable on claim payments                    59,050,105          42,687,459
                                                                ----------          ----------
            Total student loans                                 66,106,654          53,000,837
Residual interest in securitized portfolios                    100,219,192          68,138,349
                                                               -----------          ----------
            Total assets                                     $ 663,265,608      $  447,786,555
                                                             =============      ==============

Liabilities and Net Assets
Accounts payable and accrued expenses                        $   1,879,547      $    1,655,255
Due to First Marblehead Education Resources                     10,446,966           8,751,293
Liability for outstanding checks                                43,878,748                   -
Accrued pension liability                                          510,414             862,186
Deferred revenue - other                                           894,300             895,661
Deferred guarantee fees                                         36,387,132          25,326,303
Loan loss reserves                                             352,465,877         254,139,822
Bonds payable                                                    6,030,000           9,410,000
                                                                 ---------           ---------
            Total liabilities                                  452,492,984         301,040,520

Net assets
   Unrestricted
     Undesignated                                              195,479,396         131,452,807
     Board-designated                                           13,293,228          13,293,228
   Permanently restricted                                        2,000,000           2,000,000
                                                                 ---------           ---------
            Total net assets                                   210,772,624         146,746,035
                                                               -----------         -----------
            Total liabilities and net assets                 $ 663,265,608      $  447,786,555
                                                             =============      ==============

The accompanying notes are an integral part of these consolidated financial statements.

The Education Resources Institute, Inc. and Subsidiary
Consolidated Statements of Activities and Changes in Net Assets
Years Ended June 30, 2006 and 2005

                                                                            2006              2005
Revenue
Guarantee fees                                                         $ 245,352,831      $185,074,584
Residual interest in securitized portfolios                               32,260,402        34,656,923
Investment income                                                         16,894,097         7,456,744
Unrealized (loss) gain on investments in marketable securities           (2,449,232)           285,577
Grants and contracts                                                       2,384,426         2,625,802
Origination fees                                                          20,339,068        19,311,166
HEIC membership fees                                                          87,564           168,025
Interest income on student loans                                             676,382           757,072
Interest income - FMC - notes receivable                                     296,974           340,865
Contractual income - FMC                                                     747,528           747,528
                                                                             -------           -------
            Total revenue                                                316,590,040       251,424,286

Expenses
Compensation and employee fringe benefits                                  3,427,922         3,686,490
Office expenses                                                              293,462           264,767
Rent                                                                         542,939           481,380
Professional fees (FMER)                                                 106,072,120        78,200,000
Professional fees (other)                                                  3,399,954         3,317,503
Loan servicing fees                                                          125,782           155,922
Collection costs                                                           5,140,242         4,264,162
Printing and promotion                                                       127,588           131,226
Loan loss provision                                                      131,938,830        95,399,973
Depreciation and amortization                                                173,222           191,717
Grants                                                                        87,474            54,196
Interest expense                                                             340,110           315,903
Other expenses                                                               893,806           788,449
                                                                             -------           -------
            Total expenses                                               252,563,451       187,251,688
                                                                         -----------       -----------
Increase in net assets                                                    64,026,589        64,172,598
Net assets, beginning of year                                            146,746,035        82,573,437
                                                                         -----------        ----------
Net assets, end of year                                                $ 210,772,624      $146,746,035
                                                                       =============      ============

The accompanying notes are an integral part of these consolidated financial statements.

The Education Resources Institute, Inc. and Subsidiary
Consolidated Statements of Cash Flows
Years Ended June 30, 2006 and 2005

                                                                           2006             2005

Cash flows from operating activities
Increase in net assets                                               $   64,026,589     $   64,172,598
 Adjustments to reconcile increase in net assets to net cash provided by operating activities
   Depreciation and amortization                                            173,222            191,717
   Provision for loan loss reserve                                      131,938,830         95,399,973
   Amortization of net discount on securities                            (2,760,460)          (638,393)
   Unrealized loss (gain) on investments in marketable securities         2,449,232           (285,577)
   Changes in
     Restricted cash and equivalents                                    (37,048,537)        (4,397,930)
     Receivables                                                         (4,294,478)        (5,932,970)
     Student loans                                                      (13,175,184)        (5,975,282)
     Residual interest in securitized portfolios                        (32,080,843)       (34,172,963)
     Other assets, net                                                       83,802             89,714
     Default claims paid                                                (84,700,201)       (51,885,797)
     Default claims recoveries (net of adjustments)                      51,087,426         38,395,176
     Accounts payable and accrued expenses                                1,568,193          3,833,339
     Liability for outstanding checks                                    43,878,748                  -
     Deferred revenue - other                                                (1,361)          (398,916)
     Deferred guarantee fees                                             11,060,829          9,441,566
                                                                         ----------          ---------
            Total adjustments                                            68,179,218         43,663,657
            Net cash provided by operating activities                   132,205,807        107,836,255
 Cash flows from investing activities
 Purchases of property and equipment                                        (23,382)           (16,338)
 Disposal of property and equipment                                               -             49,735
 Purchases of marketable securities                                    (926,286,133)      (178,415,221)
 Proceeds from the sale and maturities of
 marketable securities                                                  858,559,208         79,147,499
 Proceeds from notes receivable                                             755,498            769,008
                                                                            -------            -------
            Net cash used in investing activities                       (66,994,809)       (98,465,317)
 Cash flows from financing activities
 Principal payments on bonds payable                                     (3,380,000)        (3,310,000)
                                                                         ----------         ----------
            Net cash used in financing activities                        (3,380,000)        (3,310,000)
 Increase in cash and equivalents                                        61,830,998          6,060,938
 Cash and equivalents, beginning of year                                 16,256,475         10,195,537
                                                                         ----------         ----------
 Cash and equivalents, end of year                                   $   78,087,473     $   16,256,475
                                                                     ==============     ==============
 Supplemental disclosure
 Cash paid for interest                                              $      341,431     $      312,557

The accompanying notes are an integral part of these consolidated financial statements.

The Education Resources Institute, Inc. and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2006 and 2005

1.	Organization

The Education Resources Institute, Inc. ("TERI") was incorporated in June 1985 for the purposes of aiding students in attaining an education and assisting educational institutions in providing an education in an economical fashion. To achieve this purpose, TERI's principal service is to function as a guarantor of student loans disbursed by participating lending institutions.

In addition, TERI's College Access Division, including the Higher Education Information Center ("HEIC"), receives funds from federal, state and private grants, membership fees from colleges and universities and other sources. These funds are used to provide information to students and their families, predominantly low income and/or first generation college students, about opportunities and financial aid for post-high school education and career opportunities.

In 1994, TERI formed TERI Financial Services, Inc. ("TFSI") to carry out the broad educational purposes of TERI through the creation of a secondary market in student education loans, including, from time to time, purchasing and holding student loan portfolios. TFSI commenced operations in December 1996.

On June 20, 2001, TERI and First Marblehead Corporation ("FMC"), an education finance company, completed a purchase and sale agreement effective July 1, 2001 (the "Transaction") that provided for FMC to acquire certain operating assets and services of TERI and to establish a new subsidiary of FMC called First Marblehead Education Resources ("FMER"). TERI continues to be a provider of student loan guarantee services and education information and counseling services, including those services performed by HEIC. FMER provides to TERI, under a master servicing agreement, services including loan origination, customer service, default prevention, default processing, and administrative services. In October 2004, TERI and FMC renewed the Master Servicing Agreement for an additional term through 2011. For fiscal years 2006 and 2005, TERI incurred $106,072,120 and $78,200,000, respectively, for services rendered by FMER under the Master Servicing Agreement (Notes 4, 5 and 13).

2.	Summary of Significant Accounting Policies

Principles of Consolidation The consolidated financial statements include the accounts of TERI and TFSI. Intercompany balances and transactions are eliminated in consolidation.

Basis of Presentation
The accompanying financial statements have been prepared on the accrual basis of accounting and in accordance with Statement of Financial Accounting Standards ("SFAS") No. 117, Financial Statements of Not-for-Profit Organizations.

Accordingly, net assets and changes therein are classified as follows:

Unrestricted Net Assets Net assets not subject to donor-imposed stipulations which TERI may use at its discretion.

Board-Designated Unrestricted Net Assets
This account was established to track contributions originally received by TERI from American Student Assistance ("ASA") in connection with TERI's incorporation. The terms of the contributions provide that the principal and any income derived therefrom be used by TERI for various purposes related to the advancement of higher education, including the payment of loan defaults. The account has been designated by TERI's Board of Directors for the payment of such defaults.

Permanently Restricted Net Assets
Net assets subject to donor-imposed stipulations which must be maintained in perpetuity by TERI. The donors of these assets permit TERI to use all or part of the related investment and appreciation earned for general or specific purposes. Permanently restricted net assets represent endowment funds for the benefit of HEIC. The income from these funds is required to be used for the purpose of disseminating higher education information within and outside the City of Boston. There were no changes in permanently restricted net assets as of June 30, 2006 and 2005.

Cash and Equivalents and Marketable Securities
TERI considers all highly liquid debt instruments purchased with a maturity at date of acquisition of 90 days or less to be cash equivalents. Cash and equivalents are carried at cost.

Marketable securities consist primarily of readily marketable debt securities with maturities of more than 90 days at the date of acquisition. The portfolio is stated at fair value, which is based upon quoted market prices from third party sources.

There are no donor-restricted endowment funds for which the fair value of the assets at June 30, 2006 or 2005 is less than the level required by donor stipulations or law.

Restricted Cash and Equivalents and Marketable Securities Held in Designated Accounts
Pursuant to certain guarantee agreements, cash and equivalents and marketable securities are required to be deposited to various trust accounts and pledged as collateral for the payment of defaults on certain loans. Balances in these accounts revert to TERI's general accounts and are then available to meet defaults on other loans, upon satisfying certain ratios or upon payment of all defaults covered by the agreements. At June 30, 2006, $89,462,539 in restricted cash and equivalents and $246,719,744 in marketable securities were held in these accounts. At June 30, 2005, $52,414,002 in restricted cash and equivalents and $170,140,434 in marketable securities were held in these accounts.

Liability for outstanding checks
As part of TERI's cash management practices it invests balances remaining in its checking accounts in short term investments on a daily basis. As checks are cashed, these short term investments are reduced in order to provide the required amounts. The liability for outstanding checks represents the amount by which outstanding checks exceed the amount retained in the checking account. This liability is short term in nature since most checks clear within 30 days of issuance.

Residual Interest in Securitized Portfolios
Under the terms of the Master Loan Guarantee Agreement (MLGA), TERI is a 25% beneficial owner of the residual value of TERI guaranteed loans held in Trusts created by FMC. In certain cases, TERI has amended the MLGA to reduce TERI's beneficial interest in return for increased administrative fees from the Trusts. For Trusts created in 2006, TERI's beneficial interest ranged from 11.9% to 14.9%. For Trusts created in 2005, TERI's beneficial interest was reduced to 20%.

TERI records an asset in its consolidated statements of financial position for the estimated fair value of its residual interest in FMC securitizations. Fair value quotes are not available for residual interests, so TERI estimates fair value, based on the present value of future expected cash flows, using management's best estimates of the key assumptions such as default rates, recovery rates, prepayment rates, discount rates and expected credit losses commensurate with the risks involved (Note 4).

TERI records income for its share of the change in the fair value and any residual interest income it earns in excess of the residual interest in securitized portfolios receivable. During fiscal years 2006 and 2005, TERI recognized $32,260,402 and $34,656,923, respectively, of income from residual interests in securitized portfolios.

Recent Accounting Pronouncements
In February 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 155, Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140 (SFAS 155). SFAS No. 155 will be effective beginning in the first quarter of fiscal 2007. The statement permits interests in hybrid financial instruments that contain an embedded derivative that would otherwise require bifurcation, to be accounted for as a single financial instrument at fair value, with changes in fair value recognized in earnings. The adoption of SFAS 155 is not expected to have any material impact on TERI's consolidated financial condition or results of operations.

Student Loans
In its capacity as a guarantor, TERI is required to reimburse lenders for unpaid principal and interest on defaulted loans (Note 9). Amounts paid to lenders are charged against loan loss reserves. As a result of these transactions, TERI purchases the loans from the lender and assumes all rights of the lender, including the right to collect the loan. TERI recognizes a receivable at the time of purchase equal to the estimated fair value of the balance so acquired. Fair value is estimated based on TERI's historical recovery experience and management's best estimate of future recovery rates. These receivables are listed as receivables recoverable on claim payments on the consolidated statements of financial position. As of June 30, 2006 and 2005, receivables recoverable on claim payments equaled $59,050,105 and $42,687,459, respectively.

TERI uses a cost recovery method to account for recoveries received after payment has been remitted to the lender. Under this method, cash recoveries are first recorded as a reduction of the receivable recoverable on claim payment asset and then, to the extent the recoveries exceed the established receivable for a given default cohort year, are recorded as income.

TERI is able to "cure" some student loan defaults by collection efforts under which the student brings the loan current and establishes a history of continuous monthly payments. When a loan is cured, as defined within the guarantee agreements, it is subject to repurchase by the lender. Under the guarantee agreements, the lender is obligated to purchase the loan from TERI for the amount of principal plus accrued interest then outstanding. TERI, in return, reinstates the guarantee on the loan. In the event of a second default on a cured loan, TERI is required to repurchase the loan from the lender; however the lender has no further obligation under the agreement. When the cured loans are repurchased by lenders, the transaction is accounted for by TERI using the cost recovery method described above.

In addition, TFSI holds a student loan portfolio. These loans are included in the student loans receivable on the consolidated statements of financial position. Student loans that management has the intent and ability to hold for the foreseeable future or until maturity are reported at their outstanding unpaid principal balances. At June 30, 2006 and 2005, student loans receivable held by TFSI equaled $7,056,549 and $10,313,378, respectively. These loans are guaranteed by TERI and default claims are charged against TERI's loan loss reserve.

TERI is licensed by the Massachusetts Division of Banks under the Small Loan Licensing Act. This act governs loans with an original principal balance of $6,000 or less and establishes certain minimum capital requirements and administrative requirements with respect to such loans. TERI is subject to annual review in connection with the renewal of its license. TERI was in compliance with these requirements as of June 30, 2006 and 2005.

Property and Equipment
Property and equipment are recorded at cost less accumulated depreciation and are included in other assets, net in the consolidated statements of financial position. Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets. The useful life for property and equipment is three to five years. Ordinary repairs and maintenance are charged to expense, whereas major improvements are capitalized.

Grants and Contracts
TERI receives grants from federal, state and private sources and membership fees from colleges and universities. Grants are recognized as revenue when earned. This revenue is used to provide information to students and their families about financial aid for post-high school education and career opportunities. As a recipient of federal and state funds, TERI is subject to certain federal and state regulations. Management believes it is in compliance with all such regulations.

Grant receipts which are held for the support of future operations are included in deferred revenue — other on the consolidated statements of financial position and totaled $894,300 and $895,661 at June 30, 2006 and 2005, respectively.

Loan Loss Reserve
TERI provides a reserve against loss exposure, including an estimate of probable future losses which have not yet been incurred, on loans it guarantees using several assumptions based on actuarial studies, historical experience of other similar portfolios of student loans, and management's assessment of the creditworthiness of different types of loans. The assumptions used in determining the reserve against probable loss exposure include estimated loan recovery levels consistent with historical performance, but which have not yet been achieved with respect to more recently defaulted loan cohorts, and in certain cases, an estimate of future guarantee fees to be received. Accordingly, the evaluation of the provision for loan loss reserves is inherently subjective as it requires material estimates that may be susceptible to significant changes.

TERI's guarantee agreements require lenders to follow certain credit origination policies and due diligence guidelines for a loan to be eligible for claim payment. TERI may refuse to pay a default claim if these requirements have not been met. When a borrower defaults and a default claim is paid, TERI assumes the position of the lender and has full rights and recourse against all borrowers on the note.

Guarantee Fees
TERI's principal source of revenue is guarantee fees. TERI receives a guarantee fee on each loan guaranteed based upon its guarantee agreements with lenders. TERI's guarantee fees are received at various times. Depending on the loan program and lender agreements, fees may be received at disbursement, when a loan is securitized by FMC, in installments over the life of the loan, and/or when a loan enters repayment. Guarantee fees which are received in installments over the life of the loan are recognized as revenue when they become due. Prior to becoming due, the present value of the estimated future payments is incorporated into TERI's estimate of probable future losses and hence its loan loss reserve. All other guarantee fees are fixed and determinable, therefore the entire amount of guarantee fees less .50% of the principal balance guaranteed, are recognized as revenue at the time of guarantee. TERI defers recognition of ..50% of the principal balance guaranteed to cover ongoing direct costs. This fee is amortized into revenue using the sum-of-years digits method over an average loan period of ten years.

Income Taxes
TERI and TFSI have been determined by the Internal Revenue Service ("IRS") to be an organization described in Internal Revenue Code ("IRC") Section 501(c)(3) and, therefore, exempt from taxation.

Use of Estimates
The preparation of the accompanying consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the revenue and expenses reported for the period. Actual results could differ from these estimates.

Management makes significant estimates and assumptions regarding the collection of accounts and student loans receivable and the required level of the loan loss reserves at the date of the consolidated statements of financial position. These estimates and assumptions are based upon historical and current experience and expectations of future performance on the part of TERI, the economy, actuarial studies performed by outside parties, and other factors. It is possible that the actual collection of accounts and student loans receivable or payment of defaults will differ from these estimates.

Fair Value of Financial Instruments
The estimated fair values of TERI's financial instruments have been determined, where practicable, by using appropriate valuation methodologies. Due to their short-term nature, cash equivalents are carried at cost which approximates fair value. Marketable securities are reported at quoted market prices provided by third party sources. Receivables for guarantee fees and residual interest are recorded at their estimated net realizable value. Student loans receivables are recorded at their current outstanding principal balance, while receivables recoverable on claims payments are based on management's estimate of amounts recoverable.

Reclassification Certain prior year amounts have been reclassified to conform to the current year presentation.

3.	Marketable Securities

Marketable securities consisted of the following:

                                                     Cost *          Unrealized            Quoted
                                                                     Gain/(Loss)        Market Price
                            June 30, 2006

 Marketable securities treated
  as cash equivalents
   Commercial paper                              $   95,740,753            41,117     $    95,781,870
                                                 --------------            ------     ---------------
            Subtotal                                 95,740,753            41,117          95,781,870
                                                     ----------            ------          ----------
 Marketable securities
   Government agency obligations                    262,958,847        (3,862,143)        259,096,704
   US government guaranteed securities               32,150,773          (146,281)         32,004,492
   Certificates of deposit                            2,027,759           (53,285)          1,974,474
   Commercial paper                                     284,573                90             284,663
   Bonds                                                766,687           (25,393)            741,294
                                                        -------           -------             -------
            Subtotal                                298,188,639        (4,087,012)        294,101,627
                                                    -----------        ----------         -----------
            Total marketable securities          $  393,929,392    $   (4,045,895)     $  389,883,497
                                                 ==============    ==============      ==============

                                                      Cost *         Unrealized             Quoted
                                                                        Loss             Market Price
                             June 30, 2005

 Marketable securities treated
  as cash equivalents
   Government agency obligations                 $    4,938,780    $          855       $   4,939,635
   Commercial paper                                     523,873                19             523,892
                                                        -------                --             -------
            Subtotal                                  5,462,653               874           5,463,527
                                                      ---------               ---           ---------
 Marketable securities
   Government agency obligations                    216,508,982        (1,535,365)        214,973,617
   US government guaranteed securities                6,827,800            25,698           6,853,498
   Certificates of deposit                            3,230,676           (69,223)          3,161,453
   Commercial paper                                      99,093               (46)             99,047
   Bonds                                                994,458           (18,599)            975,859
                                                        -------           -------             -------
            Subtotal                                227,661,009        (1,597,535)        226,063,474
                                                    -----------        ----------         -----------
            Total marketable securities          $  233,123,662    $   (1,596,661)       $231,527,001
                                                 ==============    ==============        ============

* Cost represents original cost for interest bearing investments and par value less unamortized discounts for non-interest bearing investments.

Net realized losses of $41,143 and $211,852 for the years ended June 30, 2006 and 2005, respectively, are included in investment income on the consolidated statements of activities.

4.	Residual Interest in Securitized Portfolios

Under the terms of the Master Loan Guarantee Agreement (MLGA), TERI is a 25% beneficial owner of the residual value of TERI guaranteed loans held in Trusts created by FMC. In certain cases, TERI has amended the MLGA to reduce TERI's beneficial interest in return for increased administrative fees from the Trusts. For Trusts created in 2006, TERI's beneficial interest ranged from 11.9% to 14.9%. For Trusts created in 2005, TERI's beneficial interest was reduced to 20%.

Quoted market prices are not available for TERI's residual interests, as described in Note 2, therefore TERI estimates fair value, based on the present value of future expected cash flows estimated using management's best estimates of the key assumptions including default rates, recovery rates, prepayment rates, discount rates and expected credit losses commensurate with the risks involved.

The following table summarizes key economic assumptions used in measuring the fair value of the residual interests as of June 30, 2006 and 2005.

Key Assumptions

                                                                                         Expected
                         Default           Recovery         Prepayment        Discount    Credit
          Trust          Rate (1)            Rate              Rate             Rate    Losses (2)
     NCT Trusts           8.94%             40.00%             7.00%           12.00%      0.00%
(1) (2)

The default rate is a weighted average for all Trusts in which TERI retains a residual interest and is calculated as a percentage of the original balance of loans held by those Trusts.
All loans in which TERI retains a residual interest are guaranteed by TERI; therefore the trusts are not expected to experience credit losses. TERI's loan loss reserves include consideration of probable losses associated with these loans.

The estimates of the default rates, recovery rates and prepayment rates affect the weighted average life of the securitized loans and therefore affect the valuation of the residual interest. Prepayments and defaults shorten the average life of the loans, and if all other factors remain equal, will reduce the value of the residual interest asset. TERI uses historical statistics on borrower defaults, borrower recoveries and prepayments to estimate these amounts. The discount rate is determined by management after a review of discount rates used by various student loan securitizers, including FMC.

The following table shows the estimated change in residual receivables based on changes in the key economic assumptions described above.

                                                             Residual Sensitivity Analysis

                                                       Receivable Balance (dollars in thousands)
         % Change in Assumptions          Down 20%       Down 10%     As Projected      Up 10%         Up 20%
    Prepayment Rate
    NCT Trusts                         $    109,371     $   104,690     $ 100,219    $  95,941     $   91,835

    % Change in Receivable Balance            9.13%           4.46%         0.00%       -4.27%         -8.37%

    Default Rate
    NCT Trusts                         $    101,837     $   101,032     $ 100,219    $  99,410     $   98,581

    % Change in Receivable Balance            1.61%           0.81%         0.00%       -0.81%         -1.63%

    Recovery Rate
    NCT Trusts                         $    100,174     $   100,196     $ 100,219    $   100,242   $  100,246

    % Change in Receivable Balance           -0.04%          -0.02%         0.00%        0.02%          0.03%

    Discount Rate
    NCT Trusts                         $    119,568     $   109,404     $ 100,219    $    92,042   $   84,621

    % Change in Receivable Balance           19.31%           9.16%         0.00%         -8.16%      -15.56%

    Forward LIBOR Rate
    NCT Trusts                         $     94,243     $    97,504     $ 100,219    $   102,786   $  105,193

    % Change in Receivable Balance           -5.96%          -2.71%         0.00%        2.56%          4.96%

These sensitivities are hypothetical and should be used with caution. The effect of each change in assumption must be calculated independently, holding all other assumptions constant. Because the key assumptions may not in fact be independent, the net effect of simultaneous adverse changes in key assumptions may differ from the sum of the individual effects above.

The following table provides a summary of the changes in the fair value of the residual interest in securitized portfolios for the years ending June 30, 2006 and 2005.

                                                                   2006             2005

        Beginning balance                                      $ 68,138,349        $ 33,965,386
        New securitizations                                      25,389,283          28,782,510
        Fair market value adjustments                             6,871,119           5,874,412
        Payments received                                         (179,559)           (483,959)
                                                                  --------            --------
                        Ending balance                        $ 100,219,192        $ 68,138,349
                                                              =============        ============
5.	Notes Receivable

In fiscal year 2001, FMC purchased certain assets of TERI (Note 1). FMC's payment of the purchase price to TERI included two promissory notes with a combined value of $7.9 million. The two promissory notes amortize over ten years and bear interest at 6% per annum.

Principal amounts due from notes receivable for the fiscal years ended June 30 are as follows:

     2007                                         802,095
     2008                                         851,566
     2009                                         904,088
     2010                                         959,849
     2011                                       1,019,049
                                                ---------
                Total                         $ 4,536,647
                                              ===========
6.	Deferred Guarantee Fees

Deferred guarantee fees to cover ongoing costs will be recognized as income for the fiscal years ended June 30 as follows:

     2007                                     $ 7,475,225
     2008                                       6,543,771
     2009                                       5,641,861
     2010                                       4,777,694
     2011                                       3,941,547
     Thereafter                                 8,007,034
                                                ---------
                Total                         $36,387,132
                                              ===========
7.	Guarantee Agreements with Lending Institutions

As part of certain guarantee agreements with lending institutions, TERI has agreed to maintain amounts available, calculated as a percentage of the amount of unpaid principal on outstanding loans which is either at least 2% in cash and equivalents and marketable securities, or 3% in total TERI amounts available. Total TERI amounts available is generally defined in the lender guarantee agreements to be equal to the sum of deferred guarantee fees, loan loss reserves, board-designated unrestricted net assets and undesignated net assets.

At June 30, 2006 and 2005, the balance of loans outstanding guaranteed directly by TERI (excluding the loans guaranteed indirectly by TERI of approximately $31 and $42 million at June 30, 2006 and 2005, respectively, see Note 9) amounted to approximately $9.6 and $7.1 billion, respectively. At June 30, 2006, TERI was required, under certain guarantee agreement, to have no less than approximately $192 million in cash and equivalents and marketable securities or $288 million in total TERI amounts available as security for TERI's performance as guarantor. At June 30, 2005, TERI was required to have no less than approximately $142 million in cash and equivalents and marketable securities or $213 million in total TERI amounts available as security for TERI's performance as guarantor. TERI was in compliance with each of these requirements as of June 30, 2006 and 2005, respectively.

At June 30, 2006 and 2005, total amounts available for guaranty commitments were as follows (1):

                                                            2006                  2005

     Deferred guarantee fees                          $   36,387,132      $    25,326,303
     Loan loss reserves (Note 9)                         352,465,877          254,139,822
     Board-designated unrestricted net assets             13,293,228           13,293,228
     Undesignated unrestricted net assets                195,479,396          131,452,807
                                                         -----------          -----------
                Total TERI amounts available          $  597,625,633      $   424,212,160
                                                      ==============      ===============
(1)	Total amounts available for guaranty commitments do not necessarily represent liquid or unencumbered assets held by TERI.

8.	Agreement with Nellie Mae, Inc.

In December 1991 and July 1992, TERI entered into guarantee agreements with Nellie Mae, Inc. in connection with TERI guaranteed student loans. As part of these agreements, TERI transferred funds to Nellie Mae, Inc. to be held in separate reserve accounts. In July 1998, this agreement was transferred to the Nellie Mae Foundation (NMF) in connection with Sallie Mae's purchase of Nellie Mae. The funds held in the reserves are to be used to reimburse NMF for principal and accrued interest of defaulted loans. Any balance remaining in the reserves after all of the student loans have been repaid, and after repayment of the indebtedness incurred by NMF, will be distributed in equal shares to TERI and NMF.

TERI has guaranteed to NMF the payment of principal and accrued interest applicable to those loans that default, to the extent such amounts exceed the reserves, and a NMF contribution of 1% of the original principal amount of loans guaranteed under these agreements. Custodial reserve balances representing amounts remaining from NMF's 1% contribution were $753,994 and $447,537 at June 30, 2006 and 2005, respectively.

TERI is to maintain reserves similar to that described in Notes 7 and 9 of at least 1/2 to 1% of the aggregate outstanding and unpaid principal balance of the specified loans (approximately $27 and $36 million of loans were outstanding at June 30, 2006 and 2005, respectively). TERI was in compliance with this requirement as of June 30, 2006 and 2005, respectively.

9.	Loan Loss Reserves

At June 30, 2006 and 2005, TERI in its capacity as a guarantor has guaranteed, either directly or indirectly (Notes 7 and 8), the payment to its contracting lenders of approximately $9.6 and $7.2 billion, respectively, in outstanding principal value of student loans. In the event of default by the borrower, TERI is generally required to reimburse the lender for the outstanding principal and interest on the related loan.

The following table summarizes activity in the loan loss reserve account for fiscal years 2006 and 2005.

                                                                     2006              2005

     Beginning balance                                           $ 254,139,822        $ 172,230,470
     Default claims paid                                          (84,700,201)         (51,885,797)
     Default claims recoveries, net of adjustments                  51,087,426           38,395,176
     Loan loss provision                                           131,938,830           95,399,973
                                                                   -----------           ----------
                    Ending balance                               $ 352,465,877        $ 254,139,822
                                                                 =============        =============
10.	Bonds Payable

On May 25, 1999, TFSI issued $61,360,000 of taxable student loan revenue bonds — Select Auction Variable Rate Securities ("SAVRS"). The net proceeds of the bonds were used to close out a repurchase agreement and to pay down a revolving line of credit.

The Senior Series 1999A bonds and the Subordinate Series 1999B bonds (collectively, the "Bonds") bear interest rates determined on the basis of orders placed in an auction conducted on the 18th day of each month. In November 2003, the Senior Series 1999A bonds were paid in full. At June 30, 2006, the interest rate for the Subordinate Series 1999B bonds was 5.5%. At June 30, 2005, the interest rate for the Subordinate Series 1999B bonds was 3.9%.

Principal and interest payments on the Bonds are to be paid exclusively from revenues and recoveries of principal on student loans held by TFSI. The student loans are guaranteed by TERI. The Bonds are not guaranteed by TERI.

Principal payments are to be made on bond payment dates to the extent funds are available for such purpose in accordance with the indenture. The Bonds, which are subject to optional redemption prior to their maturity, have a final maturity date of November 18, 2030.

Total interest paid on the Bonds payable was $341,431 and $312,557 for the years ended June 30, 2006 and 2005, respectively.

11.	Retirement Plans

Pension Plan TERI has a defined benefit pension plan funded through group annuities which covers substantially all employees. Plan costs are charged to expense and funded annually. Net periodic pension cost included the following components for fiscal years ended June 30, 2006 and 2005:

                                                              2006            2005

        Service cost                                      $    160,722    $   90,994
        Interest on projected benefit obligation               241,989       226,922
        Expected return on plan assets (gain)                 (184,202)     (263,961)
        Amortization of loss                                    78,070        12,341
                                                                ------        ------
        Net periodic pension cost                         $    296,579    $   66,296
                                                          ============    ==========

TERI's current pension plan investment policy is to seek conservative growth in assets by investing in a blend of equities and fixed income instruments through participation in large well- diversified funds. Preservation of capital and earning income to reduce corporate contributions are the main objectives of this strategy. TERI's current target allocation of pension fund assets is 50-75% in fixed income funds and 2 5-50% in equity funds. TERI reviews fund performance and may change the allocation between funds at managements' discretion. The use of individual equities and individual debt instruments has not been authorized by the Pension Plan.

TERI considered the historical returns and the future expectations for returns for each asset class to determine its long-term rate of return assumption. TERI currently assumes a 5.60% net long-term rate of return on plan assets. For the twelve months ended June 30, 2006, the net return on the "balanced fund" which invests in both equity and fixed income instruments, was 5.28% while the fixed income fund earned 5.63% for the twelve months ended December 31, 2005.

TERI's weighted-average asset allocations at June 30, 2006 and 2005, by asset category, are as follows:

                                         2006            2005

     Equities                             20%             23%
     Fixed Income                         80%             77%
                                          --              --
     Total                               100%            100%
                                         ===             ===
Assumptions used in determining the actuarial present value of the projected benefit obligation as of June 30, 2006 and 2005 were as follows:

                                        2006             2005

     Discount rate                      6.25%            5.25%
     Salary increase                    5.50%            5.50%
Assumptions used in determining the net periodic benefit cost for fiscal years ended June 30, 2006 and 2005 were as follows:

                                        2006             2005

     Discount rate                      5.25%            6.50%
     Salary increase                    5.50%            5.50%
     Long-term rate of return           5.60%            8.5 0%

At June 30, 2006 and 2005, the plan's funded status and pension liabilities were as follows:

                                                                       2006            2005
  Actuarial present value of accumulated benefit obligation
    Vested                                                      $     3,779,958     $    4,060,791
    Nonvested                                                           186,752            118,870
                                                                        -------            -------
             Accumulated benefit obligation                           3,966,710          4,179,661
  Projected salary increases                                            330,472            418,827
                                                                        -------            -------
  Projected benefit obligation                                        4,297,182          4,598,488
  Fair value of plan assets at beginning of year                      3,317,475          3,133,251
  Employer contributions                                                      -             50,000
  Actual return on plan assets net of expenses                          183,678            179,081
  Net benefits payments                                                 (44,857)           (44,857)
                                                                       -------            -------
             Fair value of plan assets at end of year                 3,456,296          3,317,475
                                                                      ---------          ---------
  Projected benefit obligation in excess of plan assets                 840,886          1,281,013
  Unrecognized net loss                                                (641,503)        (1,378,209)
                                                                       --------         ----------
                 Accrued (Prepaid) pension cost                         199,383            (97,196)
  Additional minimum pension liability                                  311,031            959,382
                                                                        -------            -------
             Accrued pension liability                          $       510,414     $      862,186
                                                                ===============     ==============

The change in additional minimum pension liability is recognized as part of compensation and employee fringe benefits on the statement of activities and totaled ($648,351) and $711,442 for the years ended June 30, 2006 and 2005, respectively.

TERI expects to contribute $50,000 to the pension plan in the fiscal year ending June 30, 2007. The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid for the fiscal years ended June 30 as follows:

     2007                             $       57,040
     2008                                    203,931
     2009                                    217,124
     2010                                    217,170
     2011                                    233,718
     Years 2012 - 2016                     1,250,979

Defined Contribution Plan

TERI also has a defined contribution plan which is funded through group annuities and covers substantially all employees. The expense relating to the defined contribution plan was $96,032 and $63,115 for the fiscal years ended June 30, 2006 and 2005, respectively.

12.	Functional Expense Classification

TERI's expenditures on a functional basis for the years ended June 30, 2006 and 2005 are shown below:

                                                                   2006                 2005

   Program expenses
     Education finance                                          $ 245,120,914       $ 179,298,269
     Education informational services                               3,016,680           3,966,083
                                                                    ---------           ---------
             Total program expenses                               248,137,594         183,264,352
   Supporting services - general and administrative expenses        4,085,747           3,671,433
   Interest expense                                                   340,110             315,903
                                                                      -------             -------
             Total operating expenses                           $ 252,563,451       $ 187,251,688
                                                                =============       =============
13.	Concentrations

Under the terms of the Master Loan Guarantee Agreement (MLGA), TERI is a 25% beneficial owner of the residual value of TERI guaranteed loans held in Trusts created by FMC. In certain cases, TERI has amended the MLGA to reduce TERI's beneficial interest in return for increased administrative fees from the Trusts. For Trusts created in 2006, TERI's beneficial interest ranged from 11.9% to 14.9%. For Trusts created in 2005, TERI's beneficial interest was reduced to 20%. Residual interest in securitized portfolios from these trusts accounted for 10.19% and 13.78% of TERI's total revenue for the years ended June 30, 2006 and 2005, respectively (Note 4).

TERI guarantees loans for over 50 clients, many of which are also clients of FMC. Major clients include J.P. Morgan Chase Bank, N.A., Bank of America, N.A. and Wachovia Bank, N.A. No other client accounts for more than 10% of guaranteed loan volume.

The Education Resources Institute, Inc. and Subsidiary
Supplemental Consolidating Statement of Financial Position
Year Ended June 30, 2006

                                             The Education            TERI
                                               Resources           Financial         Consolidating
                                             Institute, Inc.      Services, Inc.      Adjustments      Consolidated
Assets

Cash and equivalents                        $    76,960,126     $   1,127,347      $          -     $  78,087,473
Restricted cash and equivalents                  89,462,539                 -                 -        89,462,539
Marketable securities                           294,101,627                 -                 -       294,101,627
Receivables
   Guarantee fees                                23,636,717                 -                 -        23,636,717
   Accrued interest                               2,961,003                 -                 -         2,961,003
   Other                                          3,648,933            59,352           (19,497)        3,688,788
                                                  ---------            ------           -------         ---------

            Total receivables                    30,246,653            59,352           (19,497)       30,286,508
Notes receivable - FMC                            4,536,647                 -                 -         4,536,647
Notes receivable - other                            210,120                 -          (210,120)                -
Other assets, net                                   315,118           149,850                 -           464,968
Student loans
   Student loans receivable                               -         7,056,549                 -         7,056,549
   Receivables recoverable on claim payments     59,050,105                 -                 -        59,050,105
                                                 ----------         ---------          --------        ----------

            Total student loans                  59,050,105         7,056,549                 -        66,106,654

Residual interest in securitized portfolios     100,219,192                 -                 -       100,219,192
                                                -----------         ---------          --------       -----------

            Total assets                    $   655,102,127     $   8,393,098      $   (229,617)    $ 663,265,608
                                            ===============     =============      ============     =============

Liabilities and Net Assets
Accounts payable and accrued expenses       $     1,851,693     $      47,351      $    (19,497)    $   1,879,547
Due to First Marblehead Education                10,446,966                 -                 -        10,446,966
Resources
Loan disbursement obligation                     43,878,748                 -                 -        43,878,748
Accrued pension liability                           510,414                 -                 -           510,414
Deferred revenue - other                            894,300                 -                 -           894,300
Deferred guarantee fees                          36,387,132                 -                 -        36,387,132
Loan loss reserves                              352,465,877                 -                 -       352,465,877
Notes payable                                             -           210,120          (210,120)                -
Bonds payable                                             -         6,030,000                 -         6,030,000
Investment in subsidiaries                       (2,105,627)                -         2,105,627                 -
Net assets                                      210,772,624         2,105,627        (2,105,627)       210,772,624
                                                -----------         ---------        ----------        -----------

        Total liabilities and net assets    $   655,102,127     $   8,393,098      $   (229,617)    $  663,265,608
                                            ===============     =============      ============     ==============

The Education Resources Institute, Inc. and Subsidiary
Supplemental Consolidating Statement of Activities and Changes in Net Assets
Year Ended June 30, 2006

                                                The Education            TERI
                                                     Resources           Financial         Consolidating
                                                   Institute, Inc.      Services, Inc.      Adjustments      Consolidated
Revenue

Guarantee fees                                  $      245,352,831    $           -      $          -   $   245,352,831
Residual interest in securitized portfolios             32,260,402                -                 -        32,260,402
Investment income                                       16,865,222           43,058           (14,183)       16,894,097
Unrealized loss on investments in marketable
   securities                                           (2,449,232)               -                 -        (2,449,232)
Grants and contracts                                     2,384,426                -                 -         2,384,426
Origination fees                                        20,339,068                -                 -        20,339,068
HEIC membership fees                                        87,564                -                 -            87,564
Interest income on student loans                                 -          676,382                 -           676,382
Interest income - FMC - notes receivable                   296,974                -                 -           296,974
Contractual income - FMC                                   747,528                -                 -           747,528
Investments in subsidiaries                                (13,100)               -            13,100                 -
                                                           -------          -------            ------           -------
            Total revenue                       $      315,871,683    $     719,440      $     (1,083)  $   316,590,040
                                                ------------------    -------------      ------------   ---------------

Expenses
Compensation and employee fringe benefits                3,427,922                -                 -         3,427,922
Office expenses                                            293,462                -                 -           293,462
Rent                                                       542,939                -                 -           542,939
Professional fees (FMER)                               106,072,120                -                 -       106,072,120
Professional fees (Other)                                3,379,202           20,752                 -         3,399,954
Loan servicing fees                                              -          125,782                 -           125,782
Collection costs                                         5,140,242                -                 -         5,140,242
Printing and promotion                                     127,588                -                 -           127,588
Loan loss provision                                    131,938,830                -                 -       131,938,830
Depreciation and amortization                              103,855           69,367                 -           173,222
Grants                                                      87,474                -                 -            87,474
Interest expense                                                 -          354,293           (14,183)          340,110
Other expenses                                             731,460          162,346                 -           893,806
                                                           -------          -------       -----------           -------
            Total expenses                      $      251,845,094    $     732,540       $   (14,183)   $  252,563,451
                                                ------------------    -------------       -----------    --------------
Increase in net assets                          $       64,026,589    $     (13,100)      $    13,100    $   64,026,589
                                                ==================    =============       ===========    ==============
Net assets, beginning of year                                                                            $  146,746,035
                                                                                                         ==============
Net assets, end of year                                                                                  $ 210,772,624
                                                                                                         =============

The Education Resources
Institute, Inc. and Subsidiary
Unaudited Consolidated Financial Statements
December 31, 2006 and 2005

The Education Resources Institute, Inc. and Subsidiary
Consolidated Statements of Financial Position (Unaudited)
December 31, 2006 and 2005

                                                               2006                      2005
Assets
Cash and equivalents                                    $   43,801,155         $    52,666,796
Restricted cash and equivalents                            188,717,895              53,624,462
Marketable Securities                                      315,980,929             297,883,042
Receivables
   Guarantee fees                                           25,760,334              21,830,767
   Accrued interest                                          3,632,243               2,356,122
   Other                                                     1,111,137                 615,333
                                                        --------------          --------------
          Total receivables                                 30,503,714              24,802,222
Notes receivable                                             4,141,600               4,920,047
Other assets, net                                              503,471                 557,056
Student loans
   Student loans receivable                                  5,986,139               8,494,265
   Receivables recoverable on claim payments                76,276,957              48,602,986
                                                        --------------          --------------
         Total student loans                                82,263,096              57,097,251
Residual interest in securitized portfolios                152,813,051              83,537,591
                                                        --------------          --------------
         Total assets                                   $  818,724,911          $  575,088,467
                                                        ==============          ==============

Liabilities and Net Assets
Accounts payable and accrued expenses                   $    4,070,525          $    2,361,041
Due to First Marblehead Education Resources                 11,247,026               8,802,724
Liability for outstanding checks                             8,966,895              23,291,262
Accrued pension liability                                      629,298                 962,782
Deferred revenue - other                                     1,571,701               1,161,345
Deferred guarantee fees                                     44,570,278              31,895,695
Loan loss reserves                                         437,085,590             307,567,490
Bonds payable                                                4,850,000               7,610,000
                                                        --------------          --------------
         Total liabilities                                 512,991,313             383,652,339

Net assets
   Unrestricted
     Undesignated                                          290,440,370             176,142,900
     Board-designated                                       13,293,228              13,293,228
   Permanently restricted                                    2,000,000               2,000,000
                                                        --------------          --------------
         Total net assets                                  305,733,598             191,436,128
                                                        --------------          --------------
         Total liabilities and net assets                  818,724,911          $  575,088,467
                                                        ==============          ==============

The Education Resources Institute, Inc. and Subsidiary
Consolidated Statements of Activities and Changes in Net Assets (Unaudited)
For the Six Months Ended December 31, 2006 and 2005

                                                                         2006            2005

Revenue
Guarantee fees                                                     $ 193,374,873   $ 134,199,113
Residual interest in securitized portfolios                           52,593,859      15,578,801
Investment income                                                     14,143,249       7,298,245
Unrealized gain (loss) on investments in marketable securities         2,528,268      (1,562,322)
Grants and contracts                                                   1,302,867       1,115,227
Origination fees                                                      24,417,349      13,147,152
HEIC membership fees                                                      17,990          58,188
Interest income on student loans                                         297,919         351,041
Interest income - FMC - notes receivable                                 131,189         154,139
Contractual income - FMC                                                 123,762         373,764
                                                                   -------------   -------------
       Total revenue                                                 288,931,325     170,713,348
Expenses
Compensation and employee fringe benefits                              2,754,478       1,933,030
Office expenses                                                          398,871         278,107
Rent                                                                     321,274         271,470
Professional fees (FMER)                                              66,679,494      51,196,012
Professional fees (other)                                              1,896,463       1,756,027
Loan servicing fees                                                       56,545          65,393
Collection costs                                                       3,012,225       2,498,657
Printing and promotion                                                    81,768          34,985
Loan loss provision                                                  118,124,901      67,402,521
Depreciation and amortization                                             74,914          87,247
Grants                                                                    47,457          39,475
Interest expense                                                         151,939         173,571
Other expenses                                                           370,022         286,760
                                                                   -------------   -------------
      Total expenses                                                 193,970,351     126,023,255
                                                                   -------------   -------------
Increase in net assets                                                94,960,974      44,690,093
Net assets, beginning of year                                        210,772,624     146,746,035
                                                                   -------------   -------------
Net assets, end of period                                          $ 305,733,598   $ 191,436,128
                                                                   =============   =============

The Education Resources Institute, Inc. and Subsidiary
Consolidated Statements of Cash Flows (Unaudited)
For the Six Months Ended December 31, 2006 and 2005

                                                                             2006              2005
Cash flows from operating activities
Increase in net assets                                                   $94,960,974      $44,690,093
Adjustments to reconcile increase in net assets to net cash
 provided by operating activities
    Depreciation and amortization                                             74,914           87,247
    Provision for loan loss reserve                                      118,124,901       67,402,521
    Amortization of net discount on securities                            (1,730,068)        (957,261)
    Unrealized (gain) loss on investments in marketable securities        (2,528,268)       1,562,322
    Changes in
       Restricted cash and equivalents                                   (99,255,356)      (1,210,460)
       Receivables                                                          (217,206)       1,189,808
       Student loans                                                     (16,180,225)      (4,132,088)
       Residual interest in securitized portfolios                       (52,593,859)     (15,399,242)
       Other assets, net                                                         842           38,202
       Default claims paid                                               (71,298,501)     (35,985,776)
       Default claims recoveries (net of adjustments)                     37,793,315       22,010,924
       Accounts payable and accrued expenses                               3,109,922          857,813
       Liability for outstanding checks                                  (34,911,853)      23,291,262
       Deferred revenue - other                                              677,401          265,684
       Deferred guarantee fees                                             8,183,146        6,569,392
                                                                       -------------    -------------
                 Total adjustments                                      (110,750,895)      65,590,348

                 Net cash (used in) provided by operating activities     (15,789,921)     110,280,441

Cash flows from investing activities
Purchases of property and equipment                                          (90,478)         (17,589)
Disposal of property and equipment                                              --               --
Purchases of marketable securities                                      (663,327,260)    (264,528,641)
Proceeds from the sale and maturities of
 marketable securities                                                   645,706,294      192,104,012
Proceeds from notes receivable                                               395,047          372,098
                                                                       -------------    -------------
                 Net cash used in investing activities                   (17,316,397)     (72,070,120)

Cash flows from financing activities
Principal payments on bonds payable                                       (1,180,000)      (1,800,000)
                                                                       -------------    -------------
                 Net cash used in financing activities                    (1,180,000)      (1,800,000)

(Decrease) Increase in cash and equivalents                              (34,286,318)      36,410,321

Cash and equivalents, beginning of year                                   78,087,473       16,256,475
                                                                       -------------    -------------
Cash and equivalents, end of year                                        $43,801,155      $52,666,796
                                                                       =============    =============
Supplemental disclosure
Cash paid for interest                                                      $153,811         $174,185

$1,125,300,000

Student Loan Asset Backed Notes

The National Collegiate Student Loan Trust 2007-1
Issuing Entity

The National Collegiate Funding LLC
Depositor and Sponsor

_________________

TERM SHEET

_________________

Deutsche Bank Securities Joint Book-Runner	Banc of America Securities LLC Joint Book-Runner	Citigroup Joint Book-Runner

February 27, 2007